Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED WITH THE FOLLOWING MARK: [***] HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of December 31, 2021 (“Effective Date”), is by and among SkyNet Telecom, LLC, a Texas limited liability company (hereinafter “Seller”); Shift8 Networks, Inc., a Texas corporation, or its assigns (“Buyer”); Digerati Technologies, Inc., a Nevada corporation and controlling parent company of Buyer (“Parent”); and PAUL GOLIBART and JERRY OU, each an individual resident in the State of Texas (each, an “Owner” and collectively, the “Owners”).

WHEREAS, Seller is the owner of that customer base, certain equipment, inventory, contract rights, software and other licenses and miscellaneous assets used in connection with the operation of Seller’s communications business, including but not limited to subscriber-based Interconnected Voice Over Internet Protocol communication services (“I-VoIP”), Unified Cloud Communications Services (“UCCS”), and IP-PBX based systems of telephony (collectively, the “Business”);

WHEREAS, Buyer desires to acquire substantially all of the assets used or useful in the operation of the Business and assume certain specified liabilities relating to such assets and the Business, and Seller desires to sell such assets and assign such liabilities to Buyer; and

WHEREAS, Owners own all issued and outstanding equity interests of every class of Seller and will receive direct and indirect benefits from this Agreement and the transactions described herein;

NOW, THEREFORE, in consideration of mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Capitalized Terms. Capitalized terms not otherwise defined in this Agreement have the meanings set forth in the Appendix.

Section 1.02 Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein to Sections, Disclosure Schedules, Appendices and Exhibits mean the Sections of, and Disclosure Schedules, Appendices and Exhibits to, this Agreement. Any reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. Any reference to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Appendices and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II
ASSETS PURCHASED; ASSETS EXCLUDED; LIABILITIES ASSUMED

Section 2.01 Assets Purchased. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest in, to and under the properties, assets, goodwill and rights of Seller of whatever kind and nature, tangible or intangible, that are owned, used or licensed by Seller in the operation of the Business as of the Closing Date, except for the Excluded Assets, free and clear of all Encumbrances, other than Permitted Encumbrances (collectively, the “Purchased Assets”). The Purchased Assets include the following, to the extent they exist on the Closing Date:

(a) all furniture, fixtures, equipment, tools, network elements (either owned, leased or contracted), vehicles, furnishings, computer hardware, peripheral equipment, racks, materials, supplies, and other tangible personal property owned, leased or possessed for or used in the operation of the Business (the “Tangible Assets”);

(b) all inventories (whether on hand or on order) of goods, parts, materials, supplies, and other property held for resale, lease or consumption in the Business, including work-in-process, together with all records relating to such goods, parts, materials, supplies, and other property (the “Inventories”);

(c) all subscriber accounts, subscriber contracts, accounts receivable, notes receivable, and other rights to receive anything of value arising from the sale or lease of goods or services or the license of software in the operation of the Business, including any associated commissions or revenue to be received by Seller under any agent or partner agreement with another Person (the “Accounts Receivable”);

(d) all (i) domestic and foreign rights and derivative rights to inventions, trademarks, service marks, trade names, logos, corporate names, domain names, URL’s, websites (including content), protected models, designs, data, software, created works and other trade rights and all other trade secrets, plans, specifications, technology, know-how, methods, designs, concepts, copyrights, works of authorship, patents (including all reissues, divisionals, continuations, continuations-in-part and extensions thereof), and all other proprietary rights and other intellectual property, whether or not registered or registerable, and all goodwill associated with any of the foregoing, (ii) moral rights, rights of attribution, rights to infringement or dilution claims, and other intangible rights relating to any of the foregoing, and (iii) rights under any licenses to use any of the foregoing types of intellectual property owned by another Person (collectively, the “Intellectual Property”);

(e) all prepaid expense items and deferred charges, credits, advance payments, refunds, rebates, security and other deposits made to any Person relating to the Purchased Assets or the conduct of the Business, in each case other than to the extent relating to the Retained Liabilities or the Excluded Assets (the “Other Assets”);

(f) all Contracts relating to the Business other than Contracts included in the Excluded Assets (collectively, the “Assigned Contracts”);

(g) all municipal, state and federal licenses, permits, certificates, certifications, exemptions, franchises, registrations, approvals, waivers, consents and authorizations from any Governmental Authority or any other Person necessary or proper for the operation of the Business as conducted on or prior to the Closing Date, to the extent legally assignable (collectively, the “Licenses”);

(h) all books and records relating to the Purchased Assets and the Assumed Liabilities, including all customer and supplier files and lists, sales information, equipment maintenance and warranty information, books of account, training manuals, business records, accounting information, marketing materials, operating manuals, all correspondence with any customers, suppliers or Governmental Authority, all personnel records related to employees that will be offered employment by Buyer on the Closing Date (to the extent permitted to be transferred by applicable Law and subject to such employees providing prior written consent to the transfer), and any other reports, promotional materials, plans and documents related to the Business, in the possession or under the control of Seller, the Owners or their respective agents, including data stored electronically, but excluding any records listed as Excluded Assets;

(i) all third-party indemnities where Seller is an indemnified party, including the proceeds afforded thereby, in each case other than to the extent relating to the Retained Liabilities or Excluded Assets;

(j) all manufacturers’ warranties and indemnities with respect to any Purchased Asset;

(k) all post office boxes, telephone numbers (including cell phone numbers) and facsimile numbers used in connection with the Business, other than those that are Excluded Assets;

(l) all computer software or firmware owned, leased, licensed or otherwise used in connection with the Business, other than software currently installed on Excluded Assets;

(m) all goodwill of the Business;

(n) all rights pertaining to any causes of action, lawsuits, judgments, claims, demands, counterclaims, offsets or defenses with respect to the Purchased Assets or the Assumed Liabilities, except to the extent relating to the Retained Liabilities or Excluded Assets;

(o) all employee payroll advances and advances to independent contractors or subcontractors of any tier;

(p) vendor rebates and discounts that have been earned prior to Closing and not paid;

(q) all policies of property, fire and casualty, business interruption, product liability, professional liability, general liability, excess liability, workers’ compensation, bonding arrangements and other forms of insurance relating to the Business or the Purchased Assets and all pending claims, early cancellation refunds and other rights and benefits under any insurance policy relating to the Business or any Purchased Assets; and

(r) except for the Excluded Assets, all other assets, properties and rights of every kind and nature that relate to the Business, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement.

Section 2.02 Non-assignable Contracts and Licenses.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a sale, assignment or transfer of any Assigned Contract or License if such sale, assignment, or transfer (i) violates applicable Law or (ii) requires the consent or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement and such consent or waiver has not been obtained prior to the Closing.

(b) Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to promptly obtain any such required consent or waiver, or any release, substitution, or amendment required to assign such Purchased Assets and assume such Assumed Liabilities; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor or agree to any amendment to or modification to any Assigned Contract or License. Once such consent, waiver, release, substitution, or amendment is obtained, Seller shall sell, assign and transfer to Buyer the relevant Purchased Asset to which such consent, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment or transfer shall be paid by Seller in accordance with Section 6.11(a).

(c) To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer pursuant to this Section 2.02, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent, of the transfer of such Purchased Asset or Assumed Liability to Buyer as of the Closing. Buyer shall, in the name and on behalf of Seller, pay, perform and discharge fully any Assumed Liabilities from and after the Closing Date to the extent that such Assumed Liability are not transferred to and assumed by Buyer at the Closing. Seller shall, as agent for Buyer and at Buyer’s cost, perform any Assigned Contracts and hold in trust for Buyer any Purchased Assets to the extent that such Assigned Contracts or Purchased Assets are not transferred to Buyer at the Closing. Seller shall, at Buyer’s cost, hold in trust for the benefit of Buyer and promptly pay over to Buyer all income, proceeds and other monies or things of value received by Seller from and after the Closing Date, to the extent related to such Assigned Contracts or Purchased Assets, in the form received (together with necessary endorsements and instruments of transfer). Seller shall be permitted to set off against such amounts all documented reasonable direct costs associated with the performance of Assigned Contracts or retention and maintenance of Purchased Assets that cannot be transferred to Buyer at the Closing.

Section 2.03 Excluded Assets. Anything in this Agreement to the contrary notwithstanding, the following assets, each to the extent existing on the Closing Date, are being retained by Seller or Owners, as applicable, and will not be included in the Purchased Assets (the “Excluded Assets”):

(a) all Cash and Cash Equivalents of Seller as of the Closing Date;

(b) prepaid federal, state or local income tax deposits;

(c) real property owned by Seller or Owners;

(d) telephone numbers (including cell phone numbers) listed in Section 2.03(d) of the Disclosure Schedules;

(e) Contracts listed in Section 2.03(e) of the Disclosure Schedules or which are first disclosed to Buyer after the Closing Date and rejected by Buyer;

(f) Licenses, to the extent not legally transferable;

(g) all books and records relating to the Excluded Assets or Retained Liabilities, including the charter, certificate or articles of incorporation or formation or other organizational documents, the minute books, and Tax Returns of Seller, including any notes, worksheets, files or documents relating thereto;

(h) the capital stock of or membership or other equity interests in Seller and Seller’s stock or membership interest transfer records;

(i) all rights pertaining to any causes of action, lawsuits, judgments, claims, demands, counterclaims, set-offs or defenses with respect to the Excluded Assets or the Retained Liabilities;

(j) the rights of Seller or Owners under this Agreement and in any document executed in connection herewith, and the consideration payable pursuant to this Agreement;

(k) all Employee Benefit Plans, all assets held therein, and all rights, insurance policies, agreements or Contracts relating thereto;

(l) all agreements between Seller or any Owner and any Employee, whether written or oral; and

(m) the assets listed in Section 2.03(m) of the Disclosure Schedules.

Section 2.04 Assumed Liabilities. Subject to Section 2.05, Buyer agrees to assume at the Closing, and thereafter to pay, perform, fulfill, defend and discharge, the following liabilities of Seller as of the Closing Date (collectively, the “Assumed Liabilities”):

(a) liabilities and obligations of Seller arising under the Assigned Contracts to the extent that such liabilities or obligations are incurred or arise in the ordinary course of business after the Closing Date (but excluding any liabilities or obligations which are attributable to any default, violation, breach or failure to perform by Seller on or prior to the Closing); and

(b) those trade accounts payable of Seller related to the Business that (i) are incurred or arise in the ordinary course of business after the Closing Date (but excluding any liabilities or obligations that are attributable to any default, violation, breach or failure to perform by Seller on or prior to the Closing) or (ii) exist as of the Closing Date to the extent not delinquent as of the Closing Date and included in the computation of Net Working Capital as of the Closing Date (the “Accounts Payable”).

Section 2.05 Other Liabilities Not Assumed by Buyer. Anything in this Agreement to the contrary notwithstanding, Buyer will not assume, cause to be assumed or be deemed to have assumed, or in any way be liable or responsible for, any Liabilities of Seller, the Owners or their respective Affiliates, except as specifically provided in Section 2.04. Without limiting the generality or effect of the foregoing, other than with respect to Assumed Liabilities, Buyer will not assume, or be responsible or liable with respect to, (i) any Liabilities arising out of or relating to the conduct of the Business prior to the Closing or associated with or arising from any of the Purchased Assets or any other rights, properties or assets used in or associated with the Business at any time prior to the Closing, and whether fixed or contingent or known or unknown, (ii) any Liability for Taxes of Seller, the Owners or their respective Affiliates, or arising out of or resulting from the use, ownership, or operation of the Purchased Assets or the operation of the Business prior to the Closing Date, (iii) any Liabilities, including attorneys’ and accountants’ fees and expenses and any other fees and expenses incurred by Seller, the Owners or their respective Affiliates in connection with the negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, (iv) any Liability arising from any environmental contamination existing as of the Closing Date relating to any property currently or previously owned, leased or used by Seller, the Owners or their respective Affiliates, (v) any Liability arising from pollution or contamination of the Environment or damage to natural resources, or the manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transportation, handling, emission, discharge, leaching, Release or threatened Release of any Hazardous Substance, whether or not occurring on, under or from real property, (vi) any Liabilities relating to or arising out of the Excluded Assets, (vii) any Liabilities relating to or arising under or in connection with any Employment Benefit Plan, (viii) any Liabilities for any current or former employee, officer, director, independent contractor, consultant or advisor of Seller, the Owners or their respective Affiliates, including any claims for wages or other benefits or any violation of any Employment Law, (ix) any Liabilities arising from or under any pending or threatened Action relating to the operation of the Business or the Purchased Assets prior to the Closing, or (x) any Liabilities arising from any failure by Seller, the Owners or their respective Affiliates to comply with any Law or Order. All Liabilities of Seller, the Owners or their respective Affiliates other than the Assumed Liabilities, are referred to collectively as the “Retained Liabilities”.

Article III
PURCHASE PRICE; ADJUSTMENTS

Section 3.01 Purchase Price. The aggregate consideration payable by Buyer for the Purchased Assets shall be Five Million, Eight Hundred Thousand and No/100 Dollars ($5,800,000.00), subject to adjustment as set forth herein (the “Purchase Price”), payable as set forth below:

(a) an amount equal to Four Million, One Hundred Thousand and No/100 Dollars ($4,100,000.00), plus (i) the amount, if any, by which the Estimated Net Working Capital (as defined in Section 3.02(a)) exceeds the Guaranteed Closing Net Working Capital, minus (ii) the amount, if any, by which the Guaranteed Closing Net Working Capital exceeds the Estimated Net Working Capital, and minus (iii) an amount equal to the aggregate amounts set forth in the Payoff Letters, shall be paid by Buyer to Seller on the Closing Date by wire transfer of immediately available funds to the bank accounts designated by Seller;

(b) the amounts set forth in the Payoff Letters shall be paid by Buyer on the Closing Date, on behalf of Seller, to the creditors of Seller set forth in the Payoff Letter by wire transfer of immediately available funds;

(c) the amount of Six Hundred Thousand and No/100 Dollars ($600,000.00) (the “Earn-Out Amount”) shall be retained by Buyer at the Closing and paid to Seller in accordance with Section 3.03;

(d) the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Holdback Amount”) shall be retained by Buyer at the Closing and paid to Seller in accordance with Section 3.04; and

(e) the amount of One Million and No/100 Dollars ($1,000,000.00) shall be paid by Buyer to Seller, by issuance of shares of restricted common stock of the Parent (the “Stock”) on the earlier of (i) the effective date of that certain Registration Statement on Form S-1 (File No. 333-258733) filed by the Company with the SEC on August 11, 2021 (in which case the Stock will be valued at the price set forth in the prospectus that is a part of such Registration Statement, without underwriter discounts) and (ii) 180 days after the Closing Date (in which case the Stock will be valued at the average of the last transaction price on the OTCQB for each of the 10 trading days immediately preceding such issuance date). For the convenience of the parties the Stock will be issued by the Parent directly to the Owners in such proportion as designated by Seller but shall be considered for all purposes to be the payment of a portion of the Purchase Price paid to Seller.

The parties hereto acknowledge and agree that, for administrative convenience, the Stock shall be issued directly to Owners at Closing as set forth in Section 3.01(e). Notwithstanding such issuance of the Stock directly to the Owners, for purposes of this Agreement (including for purposes of the allocation contemplated by Section 3.06 and any obligation under Section 6.14), such Stock shall be deemed to have been issued directly to Seller and then subsequently distributed by Seller to Owners, except as otherwise provided in Section 4.23 and Section 6.16.

Section 3.02 Net Working Capital Adjustment.

(a) Estimated Net Working Capital. At least two Business Days prior to the Closing, Seller shall deliver to Buyer an estimated closing balance sheet of Seller prepared in good faith (the “Estimated Closing Balance Sheet”) and its good faith calculations of the estimated Closing Net Working Capital (“Estimated Net Working Capital”) as of the Closing based upon the Estimated Closing Balance Sheet, and a certificate signed by the chief financial officer or controller of Seller certifying that each of the Estimated Closing Balance Sheet and calculations of Estimated Net Working Capital were prepared in good faith from the books and records of Seller in accordance with GAAP. Prior to the Closing, Seller and Owners shall provide Buyer and its representatives copies of all records and work papers used in preparing the Estimated Closing Balance Sheet, the Estimated Net Working Capital and the information and calculations contained therein and reasonable access to the employees and advisors of Seller who prepared such information and calculations.

(b) Calculation of Net Working Capital. Within 10 Business Days after the filing of the Current Report on Form 8-K together with Seller’s audited financial statements in accordance with Section 6.02, the costs of which shall be paid by Parent or Buyer, Buyer shall cause to be prepared and delivered to Seller a statement in the form attached as Exhibit A (the “Closing Statement”), setting forth Buyer’s good faith calculation of the Closing Net Working Capital, along with copies of any working papers, trial balances and similar materials relating to the Closing Statement prepared by or on behalf of Buyer.

(c) Examination of Closing Statement. Seller shall review the Closing Statement to confirm the accuracy of the Closing Statement and Buyer’s calculation of the Closing Net Working Capital set forth therein. If Seller fails to give Buyer written notice of any Disputed Amounts within 10 Business Days after Seller received the Closing Statement (the “Review Period”), then the Closing Statement shall become binding on the parties for all purposes.

(d) Disputes. If Seller gives Buyer written notice of any calculations set forth in the Closing Statement that Seller disputes in good faith on or before the expiration of the Review Period (“Disputed Amounts”), then Buyer and Seller shall attempt in good faith to agree on any adjustments that should be made to the Closing Statement. If the parties reach agreement with respect to all of the Disputed Amounts, the Closing Statement as modified to reflect such agreement shall become binding on the parties for all purposes. If Buyer and Seller are unable to resolve any Disputed Amounts within 30 days after Seller received the Closing Statement, Buyer and Seller will engage a mutually agreed upon independent public accounting firm that has no prior relationship with Seller, any Owner or Buyer (the “Independent Accountant”) to resolve, exclusively, such unresolved Disputed Amounts. The Independent Accountant shall make its determination regarding such unresolved Disputed Amounts by calculating such amounts in a manner consistent with the definitions of the components of Closing Net Working Capital included in this Agreement. If unresolved Disputed Amounts are submitted to the Independent Accountant for resolution, Seller and Buyer shall each furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the unresolved Disputed Amounts as the Independent Accountant may reasonably request and are available to the parties or their respective agents and shall be afforded the opportunity to present to the Independent Accountant any materials relating to the unresolved Disputed Amounts and to discuss the unresolved Disputed Amounts with the Independent Accountant. The decision of the Independent Accountant with respect to the unresolved Disputed Amounts shall be provided in writing and, if possible, be made within 10 Business Days after the engagement of the Independent Accountant and shall be final and binding on the parties. The Closing Statement shall be revised, if necessary, to reflect the final determination of the components thereof. The fees, costs and expenses of the Independent Accountant (i) will be borne by Seller in the proportion that the aggregate dollar amount of the unresolved Disputed Amounts that are unsuccessfully disputed by Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all unresolved Disputed Amounts, and (ii) will be borne by Buyer in the proportion that the aggregate dollar amount of the unresolved Disputed Amounts that are successfully disputed by Seller (as finally determined by the Independent Accountants) bears to the aggregate dollar amount of all unresolved Disputed Amounts.

(e) Closing Net Working Capital Adjustment. Upon final determination of the Closing Net Working Capital in accordance with this Section 3.02, (i) if such Closing Net Working Capital is more than the Estimated Net Working Capital, Buyer shall, within three Business Days after the date of the final determination of Closing Net Working Capital in accordance with this Section 3.02, pay to Seller by wire transfer an amount equal to the amount by which the Closing Net Working Capital exceeds the Estimated Net Working Capital, and the Purchase Price shall be increased accordingly; and (ii) if such Closing Net Working Capital is less than the Estimated Net Working Capital, an amount equal to the amount by which the Estimated Net Working Capital exceeds the Closing Net Working Capital shall be retained by Buyer from the Holdback Amount pursuant to Section 3.04, and the Purchase Price shall be reduced accordingly. To the extent that any amounts payable to Buyer pursuant to this Section 3.02 exceeds the Holdback Amount, Seller and Owners shall pay to, or as directed by, Buyer the amount of such deficiency within three Business Days after the date of the final determination of the Closing Net Working Capital in accordance with this Section 3.02.

Section 3.03 Earn-Out Payments.

(a) Calculation and Payment of Earn-Out Payments. As additional consideration for the Purchased Assets, at such times as provided in this Section 3.03, Buyer shall pay to Seller with respect to each of the six fiscal quarters that commence after the Closing Date (each, a “Calculation Period”), a portion of the Earn-Out Amount (each, an “Earn-Out Payment”), equal to (i) $100,000.00 times (ii) a fraction (expressed as a percent of not more than 100%), the numerator of which is the MRC relating to the Customer Base for the applicable fiscal quarter and the denominator of which is the amount set forth below for such fiscal quarter (the “Target MRC”):

Fiscal Quarter Ending	Target MRC
April 30, 2022	$	***
July 31, 2022	$	***
October 31, 2022	$	***
January 31, 2023	$	***
April 30, 2023	$	***
July 31, 2023	$	***

To the extent that a Target MRC is not reached in any fiscal quarter, Buyer shall have no further obligation to Seller for the portion of such Earn-Out Payment that is not earned for such Calculation Period. For the purposes of determining whether an Earn-Out Payment is due for any Calculation Period, MRC for any period shall include (without duplication) all MRC relating to (A) any service upgrade(s) or expanded Business within the service lines attributable from the Customer Base, (B) partnership agreements established by Seller to sustain, expand or upgrade the Customer Base prior to the Closing Date, (C) Customer Contracts that are lost or not renewed as a result of the negligence of Buyer in the migration of the Customer Base to Buyer’s platform, and (D) new Customer Contracts obtained by Buyer after the Closing Date. The MRC for each Calculation Period shall be determined in accordance with GAAP, applied in a manner consistent with the accounting policies and procedures of Parent for the applicable Calculation Period, and after elimination of all intercompany amounts, unearned payments, and elimination of uncollectable accounts. Earn-Out Payments, if payable for any Calculation Period, will be paid to Seller by wire transfer within 45 days after the end of the applicable Calculation Period. The obligation of Buyer to pay the Earn-Out Payments shall be subordinated to Buyer’s obligations to Post Road Administrative LLC as set forth in the Subordination Agreement.

(b) Independence of Earn-out Payments. Buyer’s obligation to pay each of the Earn-Out Payments to Seller in accordance with this Section 3.03 is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any condition precedent to any preceding or subsequent Earn-Out Payment and the obligation to pay an Earn-Out Payment to Seller shall not obligate Buyer to pay any preceding or subsequent Earn-Out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-Out Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earn-Out Payment for the second Calculation Period are satisfied, then Buyer would be obligated to pay such Earn-Out Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Earn-Out Payment for the first Calculation Period.

(c) No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable except by operation of laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Business, (ii) Seller shall not have any rights as a securityholder of Buyer or the Business as a result of Seller’s contingent right to receive any Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Earn-Out Payment. Notwithstanding the foregoing sentence or anything in this Agreement to the contrary, each Earn-Out Payment shall be guaranteed by Parent to the extent that it is earned as of the date payable in accordance with Section 3.03(a) or Section 3.03(d), and Parent shall make any such Earn-Out Payment to Seller no later than 10 Business Days following written notice by Seller of Buyer’s failure to timely make any such payment.

(d) Acceleration of Earn-out Payments. In the event of a Change of Control of Parent or Buyer, the maximum amount of the Earn-Out Payment ($100,000.00) for each remaining Calculation Period shall be deemed to have been earned and shall be paid to Seller no later than five Business Days following the date of the Change of Control.

(e) Post-Closing Operation of the Business. Buyer will use commercially reasonable efforts to migrate the Customer Base to Buyer’s platform within a reasonable period of time after the Closing Date. Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall not, directly or indirectly, take any actions in bad faith for the purpose of avoiding any of the Earn-Out Payments.

Section 3.04 Holdback Amount. Any amounts finally determined to be retained by Buyer under Section 3.02(e) shall be retained by Buyer from the Holdback Amount and any amount of the Holdback Amount in excess of the amount finally determined to be retained by Buyer under Section 3.02(e) shall be paid to Seller within three Business Days after such final determination.

Section 3.05 Tax Treatment. Any amounts paid by Buyer or Seller pursuant to Section 3.02, and any amount of the Earn-Out Amount or the Holdback Amount that is retained by Buyer in accordance with Section 3.03, or Section 3.04 shall be treated by the parties for Tax purposes as an adjustment to the consideration paid for the Purchased Assets.

Section 3.06 Purchase Price Allocation. Within 30 days after the Closing, Buyer shall prepare and deliver to Seller an allocation of the Purchase Price and the Assumed Liabilities (plus other relevant items) in accordance with Section 1060 of the Code and the applicable Treasury Regulations (the “Allocation Schedule”). If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 60 days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm with respect to such dispute shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 3.02, Section 3.03 or Section 3.04 shall be allocated in a manner consistent with the Allocation Schedule.

Article IV
REPRESENTATIONS OF SELLER AND OWNERS

Seller and Owners represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the Effective Date and as of the Closing Date.

Section 4.01 Organization and Qualification of Seller. Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary powers and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted and contemplated to be conducted through Closing. Except as would not, individually or in the aggregate, be expected to be material to the Business taken as a whole, Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02 Authority of Seller. Seller and Owners have all necessary powers and authority to enter into this Agreement and the other Transaction Documents to which they are a party, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and Owners of this Agreement and any other Transaction Document to which they are a party, the performance by Seller and Owners of their respective obligations hereunder and thereunder and the consummation by Seller and Owners of the transactions contemplated hereby and thereby have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by Seller and Owners, and (assuming due authorization, execution and delivery by Parent and Buyer) constitutes a legal, valid and binding obligation of Seller and Owners, enforceable against Seller and Owners in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller or an Owner is or will be a party has been duly executed and delivered by Seller or such Owner (assuming due authorization, execution and delivery by Parent and Buyer and each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller or such Owner enforceable against Seller or such Owner in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 No Conflicts; Consents. Except assets forth in Section 4.03 of the Disclosure Schedules, the execution, delivery and performance by Seller and Owners of this Agreement and the other Transaction Documents to which Seller or Owners are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of any provision of the certificate or articles of incorporation or formation, by-laws, company or operating agreement, or other organizational documents of Seller or any Owner; (ii) result in a violation or breach of any provision of any Law or License applicable to Seller, an Owner, the Business, or the Purchased Assets; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration or termination of, or give any Person the right to accelerate or terminate any, Contract to which Seller is a party or by which any of the Purchased Assets are bound; (iv) require the consent, notice, vote, approval or other action by the members of Seller; or (v) result in the creation or imposition of any Encumbrance on any Purchased Asset. Except as set forth in Section 4.03 of the Disclosure Schedules, no consent, approval, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to Seller or any Owner in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Financial Statements; No Undisclosed Liability.

(a) Seller has delivered to Buyer unaudited and unreviewed Seller-prepared annual financial statements consisting of the balance sheets of the Business as of December 31, 2018, December 31, 2019 and December 31, 2020 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended and monthly financial statements, consisting of a balance sheet of the Business as of the end of each calendar month since December 31, 2020 and the related statements of income and retained earnings, members’ equity and cash flows for the period then ended through and including September 30, 2021 (the “Financial Statements”).

(b) The Financial Statements are true, accurate and complete; were prepared in accordance with sound accounting principles and practices consistently applied in accordance with Seller’s historical practices throughout the periods indicated therein; are based upon the books and records of Seller; and fairly and accurately present in all material respects the financial condition and results of operations of the Business as of the respective dates and for the periods indicated therein (subject, in the case of interim Financial Statements, to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in nature or amount). Except as set forth in Section 4.04(b) of the Disclosure Schedules, Seller maintains a standard system of accounting for the Business established and administered in accordance with sound accounting principles and practices.

(c) Seller has no Liabilities against, relating to or affecting the Business or the Purchased Assets, except (i) Liabilities which are adequately reflected or reserved against in the Financial Statements, (ii) current Liabilities which have been incurred in the ordinary course of business since September 30, 2021, and which are not, individually or in the aggregate, material in amount, and (iii) Liabilities incurred pursuant to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

(d) Seller is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws. The sale of the Purchased Assets by Seller hereunder will not render Seller insolvent and does not constitute a fraudulent transfer or conveyance under such Laws.

Section 4.05 COVID-19.

(a) Seller is, and at the time of issuance of the PPP Loan and the EID Loan was, an “eligible recipient” under the CARES Act.

(b) Seller’s application for the PPP Loan, including all representations and certifications contained therein, was true, correct and complete in all respects and was otherwise completed in accordance with all guidance issued in respect of the Paycheck Protection Program contemplated by Section 1102 of the CARES Act and all rules, regulations and guidelines by the U.S. Small Business Administration or otherwise in connection with the administration thereof (the “PPP Program”).

(c) Seller’s application for the EID Loan, including all representations and certifications contained therein, was true, correct and complete in all respects and was otherwise completed in accordance with all guidance issued in respect of the Economic Injury Disaster Relief Loan Program contemplated by Section 1110 of the CARES Act and all rules, regulations and guidelines by the U.S. Small Business Administration or otherwise in connection with the administration thereof (the “EIDL Program”).

(d) Seller used the proceeds of the PPP Loan and the EID Loan solely for the purposes permitted by the CARES Act and is otherwise in compliance with all other provisions or requirements of the CARES Act. Except for the PPP Loan and the EID Loan, neither Seller nor any Affiliate of Seller, has applied for or accepted either (i) any funds pursuant to the PPP Program, (ii) any funds pursuant to the EIDL Program, or (iii) any loan or funds from applicable Law enacted by any Governmental Authority in response to COVID-19. The PPP Loan and EID Loan has been forgiven or paid in full and Seller has no liability to any Person under the PPP Program, the EIDL Program or any other loan, grant, credit or program under the CARES Act or other Law enacted by any Governmental Authority in response to COVID-19.

Section 4.06 Material Contracts.

(a) Section 4.06(a) of the Disclosure Schedules lists each Contract which is material to the operation of the Business and by which any of the Purchased Assets are bound or affected (“Material Contracts”) including:

(i) any Customer Contract;

(ii) any Contract pursuant to which Seller licenses intellectual property rights or data from another Person other than off-the-shelf software licenses (each, an “IP In-License”);

(iii) any Contract (or group of related Contracts) involving payments by or to Seller of more than $10,000 individually or $25,000 in the aggregate or that are expected to result in payments of more than $10,000 individually or $25,000 in the aggregate in the 12 months following the Effective Date;

(iv) any written warranty, guaranty, bond, surety or other similar undertaking with respect to contractual performance or services or goods provided, extended by or issued for or on behalf of Seller;

(v) any lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involving aggregate payments in excess of $15,000;

(vi) any Contract (or group of related Contracts) that is not terminable without penalty or payment on less than 90 days notice;

(vii) any Contract containing provisions that (A) limit the ability of the Business to engage in any business activity or compete with any Person, or expand to other geographical areas, customers, suppliers or lines of business, (B) limit solicitation of employees or clients, or (C) grant the other party or any third person a “most favored nation” or “exclusive relationship” or similar status;

(viii) any Contract with third-party sales agents, sales representatives, brokers or distributors;

(ix) any employment or severance Contract (other than letters offering employment on an at-will basis);

(x) any Contract creating a shareholders’ agreement, strategic alliance, partnership, joint venture agreement, development, joint development or similar arrangement;

(xi) any Contract entered into by Seller granting a license or other grant of rights to any other Person for the use of any Intellectual Property )(each, an “IP Out-License”);

(xii) any note, debenture, other evidence of indebtedness, guarantee, loan, capital lease, financing agreement, letter of credit or other contract or instrument for money borrowed, including any agreement or commitment for future loans, credit or financing or letters of credit;

(xiii) any foreign hedge Contract to which Seller is a party;

(xiv) any Contract granting any Person an Encumbrance on any of the Purchased Assets, other than Permitted Encumbrances;

(xv) any Contracts with any Governmental Authority, including those for settlement of violations, conditional permits, or resolution of regulatory debt;

(xvi) any Contract that relates to the settlement of any legal proceeding; and

(xvii) any Contract between or among Seller and any Affiliates;

(b) Neither Seller nor, to the Knowledge of Seller, any other party, is in breach or violation of, or default under, any Material Contract. Seller has not received any written notice of any current breach or violation of, or default under, a Material Contract. To the Knowledge of Seller, no party is currently threatening a breach or violation of, or default under, any Material Contract.

(c) Except as set forth in Section 4.06(c) of the Disclosure Schedules, each Material Contract is in full force and effect (and will remain in full force and effect upon consummation of the transactions contemplated hereby), is a valid agreement, arrangement or commitment of Seller and, to the Knowledge of Seller, of each other party thereto, enforceable against Seller and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally or general principles of equity. Except as specifically noted on Section 4.06(c) of the Disclosure Schedules, no consent of any party to any Material Contract is required in connection with the execution and delivery of this Agreement and the other Transaction Documents by Seller or the Owners or the consummation of the transactions contemplated hereby or thereby.

(d) Seller has made available to Buyer true and complete copies of all Material Contracts and all amendments thereto. All Material Contracts necessary for the operation of the Business, are being assigned to and assumed by Buyer.

(e) No party to any Material Contract has (i) notified Seller that such other party intends to cancel or otherwise terminate such Material Contract or (ii) since September 30, 2021, taken any action or threatened to take any action, with respect to seeking a repayment of amounts paid to Seller pursuant to such Material Contract or a reduction in fees or other payments that will become due to Seller pursuant to such Material Contract.

(f) Section 4.06(f) of the Disclosure Schedules includes a list of all Customer Contracts as of the Effective Date. At Closing, Seller shall provide Buyer with an updated Disclosure Schedule reflecting all Customer Contracts as of the Closing Date. Except as set forth in Section 4.06(f) of the Disclosure Schedules, each Customer Contract either (i) has a remaining term of more than 12 months or (ii) is subject to automatic renewal for a term of 12 months without notice by either party and Seller has not received any notice of an intention by the customer to not renew a Customer Contract at the end of the current term.

Section 4.07 Capitalization; Subsidiaries. Owners own and hold all issued and outstanding capital stock or other equity interests of Seller. Seller does not now have, and has never had, any Subsidiaries and does not own or hold, and has never owned or held, directly or indirectly, any other capital stock, membership, ownership, equity, profits or voting interest in or with respect to any Person, other than publicly traded securities held in brokerage accounts, and there exists no agreement or commitment by Seller to acquire such capital stock or other interests.

Section 4.08 Sufficiency of Assets. The Purchased Assets are sufficient for Buyer to conduct of the Business after the Closing in substantially the same manner as it is currently conducted and proposed to be conducted by Seller prior to the Closing. All Tangible Assets are in good operating condition and repair and suitable for their current use, ordinary wear and tear excepted. None of such Tangible Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and not overdue. Except as set forth in Section 4.08 of the Disclosure Schedules, all Tangible Assets are located at Seller’s principal place of business.

Section 4.09 Title to Purchased Assets. Seller has good and marketable title to, or a valid leasehold interest in, all Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.10 Accounts Receivable. Except as set forth in Section 4.10 of the Disclosure Schedules, all Accounts Receivable of Seller (i) represent valid, bona fide, third party obligations arising from the sale of goods or services by Seller in the ordinary course of business, (ii) are collectible in full within 90 days after billing, and (iii) constitute only valid, undisputed claims of Seller not subject to any right of set-off, contest or other claim related to the amount or validity of such Accounts Receivable and, to the Knowledge of Seller, no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor. The reserve for bad debts reflected in the Financial Statements or, with respect to Accounts Receivable arising after the date of the most recent Financial Statements, on the accounting records of the Business, have been determined in accordance with sound accounting principles and practices, consistently applied in accordance with Seller’s historical practices.

Section 4.11 Real Property.

(a) Seller does not own any real property.

(b) Section 4.11(b) of the Disclosure Schedules lists all real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, colocation agreements, licenses and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any such Leased Real Property (collectively, the “Leases”). Each of the Leases is valid, binding and in full force and effect, and is enforceable against Seller and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally or general principles of equity. Seller is not in breach or default under any such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default. Seller has paid all rent due and payable under each such Lease. Except as set forth in Section 4.11(b) of the Disclosure Schedules, Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy all or any portion of any Leased Real Property.

(c) The present use of the Leased Real Property complies with the applicable Lease and with all applicable zoning and building codes, ordinances and all fire, environmental, occupational safety and health and similar standards established by Law, and the same use thereof by Buyer following Closing, in the same manner as conducted by Seller prior to Closing, will not result in any violation of any such Lease, code, ordinance, regulation or standard. The present use and operation of the Leased Real Property does not constitute a non-conforming use and is not subject to a variance. To the Knowledge of Seller, there is no proposed, pending or threatened change in any such code, ordinance, regulation or standard which would materially adversely affect the Business.

(d) At and after the Closing, Buyer shall have the right to maintain or use the Leased Real Property, including the space, facilities or appurtenances outside the building set-back lines, whether on, over or under the ground, and to conduct such activities thereon as maintained, used or conducted by Seller on the Effective Date. To the Knowledge of Seller, no proceeding is pending or threatened which would adversely affect the zoning classification of the Leased Real Property.

(e) The Leased Real Property and associated common areas are served by water, electric, telephone and other utilities, which utilities are available under the applicable Leases and adequately meet all needs and requirements for the present use of the Leased Real Property and improvements for their current and intended uses.

(f) There is no unpaid Property Tax, levy or assessment against the Leased Real Property (except for liens relating to Taxes not yet due and payable), nor is there pending or, to the Knowledge of Seller, threatened any condemnation proceeding against the Leased Real Property or any portion thereof.

Section 4.12 Intellectual Property.

(a) Section 4.12(a) of the Disclosure Schedules is a complete and accurate list of (i) all Domain Names utilized in the Business of which Seller is the registrant or beneficial owner (collectively, the “Registered Domain Names”); (ii) all patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions or restorations of any of the foregoing (collectively, “Patents”), (iii) registered copyrights, including all registrations and applications for registration of any copyright (collectively, “Registered Copyrights”), (iv) registered trademarks, service marks and other indicia of origin utilized in the Business (collectively, the “Registered Marks” and, together with the Registered Domain Names, Patents and Registered Copyrights, the “Registered IP”); and (v) all other Intellectual Property used or held for use by Seller in the conduct of the Business (collectively, the “Intellectual Property Assets”). Section 4.12(a) of the Disclosure Schedules also identifies and describes the Intellectual Property covered by each IP In-License and IP Out-License.

(b) Seller has timely paid all filing, extension, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Registered IP, and all documents, assignments, recordations and certificates necessary to be filed by Seller to maintain the effectiveness of the Registered IP and to secure and record title to Registered IP have been timely filed with the relevant authorities.

(c) All Intellectual Property Assets (i) are, to the Knowledge of Seller, valid and enforceable and (ii) are not subject to any outstanding injunction, judgment, order, decree, ruling or charge, including allegations of infringement, against Seller. Seller is the sole and exclusive legal and beneficial owner of, or has a valid and enforceable right to use the Intellectual Property Assets, free and clear of any Encumbrances other than Permitted Encumbrances. Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including by requiring all parties having access thereto to execute binding, written non-disclosure agreements.

(d) Except as set forth in Section 4.12(d) of the Disclosure Schedules, Seller is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property with respect to the use thereof or in connection with the conduct of the Business as currently being conducted (including all research and development), other than fees for off-the-shelf software licenses.

(e) The conduct of the Business as currently conducted, including the use of the Intellectual Property Assets in connection therewith, does not infringe upon or misappropriate or violate the Intellectual Property of any other Person. There are no Actions, whether settled, pending or threatened, (i) alleging any infringement, misappropriation or other violation of the Intellectual Property of any other Person by Seller in the conduct of the Business or (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller has not received notice of any claim or notice asserting that the conduct of the Business by Seller as currently conducted infringes upon or misappropriates the Intellectual Property of any other Person.

(f) There are no claims asserted by Seller that any other Person infringes or otherwise violates any of the Registered IP or any other Intellectual Property Assets owned by or licensed to Seller. To the Knowledge of Seller, no Person is misappropriating, infringing or violating any Intellectual Property owned by or licensed to Seller.

(g) The Intellectual Property Assets are sufficient for the continued conduct of the Business by Buyer after the Closing Date in substantially the same manner as conducted prior to the Closing Date in all material respects. Neither the execution of this Agreement nor the consummation of any transaction contemplated hereby will materially and adversely affect any of Buyer’s rights in and to the Intellectual Property Assets.

(h) To the Knowledge of Seller, none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, or software systems and any other networks or systems and related services that are used by or relied on by Seller (collectively, the “Systems”) contains any program, routine, device, or other undisclosed feature, including a time bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that deletes, disables, deactivates, interferes with, or otherwise harms such Systems, or that provides access or produces modifications not authorized by Seller. None of the Systems has experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that has caused any substantial disruption or interruption in or to the use of any such Systems by Seller. The Systems constitute all the information and communications technology and other systems infrastructure reasonably necessary to carry on the operation of the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business with regard to information and communications technology, data processing and communications and are sufficient for Seller’s current and reasonably anticipated future needs. To the Knowledge of Seller, there are no data security, information security, or other technological vulnerabilities with respect to the Systems that could materially, adversely impact their operations.

(i) Section 4.12(i) of the Disclosure Schedules sets forth all software owned or licensed by Seller material to or necessary for the operation of the Business as currently conducted and as proposed to be conducted (collectively, “Seller Software”), other than off-the-shelf software licensed pursuant to shrink wrap or click wrap agreements that are commercially available on substantially similar terms. Seller is the exclusive owner of all right, title and interest in and to each item of owned Seller Software free and clear of all Encumbrances other than Permitted Encumbrances. Seller has not used or embedded any open source, copyleft or community source code in any of the owned Seller Software, including any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement in any manner that (i) requires the disclosure or distribution in source code form of any product owned by, or sold or licensed by, Seller or any portion thereof or (ii) requires the licensing of any such product or portion thereof under any Open Source Software license.  “Open Source Software” means software code that is distributed as open source software or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software.  Open Source Software includes, without limitation, software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License. Seller has valid licenses to use all licensed Seller Software in connection with the operation of the Business.

(j) Seller has complied, and is currently in compliance in all material respects, with (i) all Laws relating to the protection of personal information obtained by or in the possession of Seller, including Customer Proprietary Network Information and Personal Identifiable Information, (ii) Seller’s privacy policies, including web site privacy policies and policies applicable to data privacy, data security, or personal information, and (iii) the relevant provisions of any Contract to which Seller is a party that concerns access to or the processing of personal information.

(k) Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller, (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. Seller has taken commercially reasonable steps (including measures to protect secrecy and confidentiality) to protect its rights, title and interest in and to all Intellectual Property Assets.

Section 4.13 Insurance. Seller maintains policies or binders of insurance covering risks and events in commercially reasonable amounts for the Business. All premiums have been paid and Seller is in compliance in all material respects with the terms of such policies. There are no material claims pending as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Seller has not received written notice that any such policies will not be renewed or extended or will be renewed or extended only upon payment of an increase in premium or deductible or a reduction in coverage.

Section 4.14 Compliance With Laws. Seller is, and at all times has been, in substantial compliance with all Laws applicable to the conduct of the Business and the ownership and use of the Purchased Assets. Seller has not received any written notice of a violation or alleged violation of the foregoing and, to the Knowledge of Seller, there is no basis for any claim that Seller is not in compliance with all Laws applicable to the conduct of the Business and the ownership and use of the Purchased Assets.

Section 4.15 Licenses.

(a) Except as set forth in Section 4.15(a) of the Disclosure Schedules, Seller holds all Licenses required or necessary to conduct the Business as currently conducted or to own or use the Purchased Assets as currently used. Each such License is in full force and effect and all information submitted to the applicable Governmental Authority in order to obtain or renew each such License was true, accurate and correct in all material respects when submitted. Seller is, and at all times has been, in material compliance with all terms and conditions of each License and, to the Knowledge of Seller, no event has occurred that would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such License. Sellers has not received any written notice of any violation, deficiency, cancellation or default with respect to any License and no Action is pending or, to the Knowledge of Seller, threatened to revoke, terminate or amend any License. Except as set forth in Section 4.15(a) of the Disclosure Schedules, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in an impairment, revocation, suspension or limitation of any License or any breach, default or forfeiture of any rights thereunder and no License requires the consent or approval of any Governmental Authority in order to remain in full force and effect immediately after the execution and delivery of this Agreement or the Closing. Complete and accurate copies of all Licenses have previously been delivered to Buyer.

(b) Seller, the Business and certain of the Purchased Assets are subject to regulation by the Federal Communications Commission (the “FCC”) under the Federal Communications Act of 1934, as amended (the “FCA”), and is the holder of FCC Form 499-A ID Registration Number 22414049 (the “Seller FCC Permit”), and is subject to forbearance relating to domestic I-VoIP services providers under 47 U.S.C. §214 et seq. (the “Forbearance”).

(i) Except as set forth in Section 4.15(b)(i)of the Disclosure Schedules, Seller is, and at all times has been, in material compliance with the FCA, the Seller FCC Permit, and the regulations and published policies of the FCC relating I-VoIP service providers, UCCS service providers and providers of IP-PBX based systems of telephony. Seller does not have, has never had, and is not required to have, a License under Section 214 of the FCA.

(ii) The Seller FCC Permit is in full force and effect. Seller has not taken or omitted any action that would impair the continuing validity of the Seller FCC Permit or qualification of Seller for Forbearance. No event has occurred that would reasonably be expected to result in the revocation, suspension, lapse or limitation of the Seller FCC Permit or disqualification of Seller for Forbearance. All reports and filings required to be filed by Seller with the FCC or its delegated agents have been timely filed and all such reports and filings are true, accurate and correct in all material respects. Seller maintains a business record for its regulatory filings related to the Business and the Purchased Assets and such record complies the FCA and the regulations and the published policies of the FCC in all material respects.

(iii) Seller has collected and timely remitted to the FCC or other its regulatory administrators, and to all state and local Governmental authorities, or all fees, surcharges, regulatory contributions and other amounts required to be collected by Seller or remitted or paid by Seller prior to the Closing Date to the FCC or other Governmental Authority under the FCA, the Seller FCC Permit, the regulations or published policies of the FCC or any Law, including all USF, TRS, NANPA and LNP fees, E-911 and 911 surcharges and Interstate Telecommunications Service Provider Fees.

(iv) Seller is not under “Red Light” status with the FCC for failure to pay taxes, fees, surcharges, regulatory contributions or other amounts.

(v) Seller has the power and authority to file the Application as set forth in Section 6.01(a). To the Knowledge of Seller, there is no reason that the Application would not be approved by the FCC.

(vi) There is not now pending or threatened any action by or before the FCC to revoke, cancel, rescind, modify, forfeit or issue any fine relating to the Seller FCC Permit or against the Business or the Purchased Assets. Seller has not received any notice of any pending, issued, or outstanding Order by or Action before the FCC relating to the Business or the Purchased Assets.

(vii) There are no unresolved complaints before the FCC relating to the Business or the Purchased Assets. Seller has not received any notice of a violation of, investigation relating to or request for information regarding compliance by Seller with the FCA, the Seller FCC Permit, or the regulations or published policies of the FCC in the operation of the Business or the Purchased Assets and, to the Knowledge of Seller, there is no basis for any such complaint.

Section 4.16 Legal Proceedings.

(a) There are not currently, and during the four years prior to the Effective Date there have not been, any Actions or other legal proceedings pending or, to the Knowledge of Seller, threatened against or by Seller relating to or affecting the Business, the Purchased Assets, or that would affect the legality, validity or enforceability of this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action or other legal proceeding.

(b) There are no outstanding Orders or inquiries pending before a Governmental Authority or, to the Knowledge of Seller, threatened against Seller and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or the Purchased Assets, or that would affect the legality, validity or enforceability of this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby. To the Knowledge of Seller, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

Section 4.17 Employees.

(a) Section 4.17(a) of the Disclosure Schedules lists the name, job title, hourly rate or annual base salary (as applicable), hire date, classification as exempt or non-exempt, and accrued but unused vacation days of each Person employed by Seller or its Affiliates in connection with the Business as of the Effective Date (collectively, the “Employees”).

(b) Neither Seller nor any of its Affiliates is subject to or bound by any agreement with any labor union or employee association. Neither Seller nor any of its ERISA Affiliates, has or could have any liability with respect to any collective bargaining agreement or any Employee Benefit Plan maintained pursuant to a collective bargaining agreement. There is no (i) labor-related organizational effort, election activities, or request or demand for negotiations, recognition or representation, (ii) labor strike, dispute, slowdown, stoppage, picketing, interruption of work, lockout, or other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining, or (iii) pending or threatened grievance, claim, or Action arising out of or under any collective bargaining agreement or Employment Law.

(c) Seller has complied, and is currently in compliance, in all material respects with all Laws relating to discrimination, equal employment, and any other applicable employment Law, including Laws respecting the hiring, hours, wages, overtime, occupational safety and health, employment, discrimination, promotion, termination or benefits of any current Employee (collectively, “Employment Laws”).

(d) There is no pending or, to the Knowledge of Seller, threatened claim or complaint with any Governmental Authority responsible for or having jurisdiction over, equal employment opportunity, workplace safety, workers’ compensation, employee leave, wage and hour, affirmative action, other employee grievance or under any Employment Laws.

(e) Seller has timely paid or accrued, and is not liable for any arrears of, all salaries, wages, bonus, sales commission, paid time off or personal days, profit sharing obligations, other compensation amounts, including any severance obligations, and Taxes and penalties due and owing to or with respect to its Employees.

(f) Except as set forth in Section 4.17(f) of the Disclosure Schedules (i) Seller has properly completed and retained a Form I-9 with respect to each Employee and (ii) Seller has not been the subject of an Action from the United States Department of Homeland Security, including Immigration and Customs Enforcement (or any predecessor thereto, including the United States Customs Service or the Immigration and Naturalization Service), or any other immigration-related enforcement proceeding, in each case with respect to any Employee.

(g) There has been no “mass layoff” or “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act or any comparable state or local law (the “WARN Act”) with respect to any Employee.

Section 4.18 Employee Benefit Plans.

(a) Section 4.18(a) of the Disclosure Schedules lists, as of the Effective Date, each Employee Benefit Plan. With respect to each such Employee Benefit Plan, Seller has provided Buyer with true, correct, and complete copies of (i) all Employee Benefit Plan documents and all amendments thereto, including the most recent summary plan description and summaries of benefits and coverage (or a written summary of the material terms if no plan document exists), related trust agreements, insurance contracts and policies, and other funding instruments, (ii) the most recent determination or opinion letter issued by the IRS (if applicable) and (iii) the three most recent annual reports required to be filed with or delivered to any Governmental Authority (including reports filed on Form 5500 with accompanying schedules and attachments).

(b) With respect to each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, such Employee Benefit Plan has received a favorable determination, advisory or opinion letter from the Internal Revenue Service with respect to its qualification and no fact or event has occurred since the date of such letter that would reasonably be expected to adversely affect such qualification or Seller’s reliance thereon. With respect to each Employee Benefit Plan, (i) such Employee Benefit plan has been established, administered, and maintained in compliance with its terms and the requirements of ERISA and the Code and all other applicable Laws; (ii) Seller and each of its ERISA Affiliates has performed all obligations required to be performed by it under such Employee Benefit Plan and is not in default under or in violation of any Employee Benefit Plan, including without limitation, the timely payment of any premium due or contributions required to be made under the terms of such Employee Benefit Plan; (iii) no Actions are pending or, to the Knowledge of Seller, threatened with respect to any Employee Benefit Plan other than ordinary claims for benefits; (iv) such Employee Benefit Plan is not a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), a multiple employer plan (within the meaning of Section 413(c) of the code), or a defined benefit plan, including a single employer plan (within the meaning of Section 4001(a)(15) of ERISA), and neither Seller nor any of its ERISA Affiliates has ever sponsored or contributed to, or been required to contribute to, a multiemployer plan or other pension plan that is subject to Title IV of ERISA; (v) such Employee Benefit Plan is not subject to Title IV of ERISA, Section 302(a) of ERISA, Section 412 of the Code, or Section 430 of the Code; and (vi) no event has occurred that could result in a payment by or assessment against Seller or any of its ERISA Affiliates of any excise taxes or penalties under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code. All reports relating to each Employee benefit Plan required to be filed with any Governmental Authority have been timely filed, and all reports and information relating to each Employee benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided. No Employee Benefit Plan or any related funding medium thereunder or any fiduciary thereof has been the subject of an audit, investigation or examination by a Governmental or quasi-Governmental Authority. No Employee Benefit Plan is a foreign plan or maintained pursuant to a foreign Law.

(c) Each Employee Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in accordance with (i) each of the applicable requirements of COBRA and any applicable continuation of coverage requirements under state Law and (ii) the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations promulgated thereunder, and nothing has occurred with respect to any Employee Benefit Plan that has subjected, or could reasonably be expected to subject, Seller or any of its ERISA Affiliates, or with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a Tax or penalty under Section 4980H of the Code. No Employee Benefit Plan provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by COBRA or other similar applicable federal or state Law).

(d) No Employee Benefit Plan is, or has ever been, subject to Section 409A of the Code.

(e) Neither the execution or delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (i) result in any compensation becoming due or in any Liability (with respect to accrued benefits, separation or severance pay, unemployment pay or otherwise) on the part of Seller or any of its ERISA Affiliates to any Employee Benefit Plan or to any current or former Employee or any spouse or dependent of such individual, (ii) increase any benefit otherwise payable under an Employee Benefit Plan, (iii) result in the acceleration of the time of payment to, or vesting of any compensation or benefits under an Employee Benefit Plan or (iv) result in any “parachute payment”, as defined in Section 280G of the Code or require the payment of an excise tax under Section 4999 of the Code. The Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any additional Tax or interest incurred by such individual pursuant to Section 409A, Section 280G or 4999 of the Code or otherwise.

Section 4.19 Environmental Matters.

(a) Seller and the Business are currently, and at all times have been, in compliance in all material respects with all applicable Environmental Laws in the respective jurisdictions in which they operate.

(b) Seller has obtained in its name, and has at all times been in compliance in all material respects with, all Licenses required for the operation of the Business as currently operated under applicable Environmental Laws, and all such Licenses are valid and in good standing. There is no Actions pending or, to the Knowledge of Seller, threatened that seeks the revocation, cancellation, suspension or adverse modification of any such License.

(c) Seller is not subject to any outstanding Encumbrances, Orders or Actions with respect to any (i) actual or alleged violation of Environmental Laws, (ii) Remedial Actions, or (iii) Release or threatened Release of, or exposure to, a Hazardous Substance (“Environmental Claims”); and, to the Knowledge of Seller, no such Environmental Claims are threatened, in each case that would reasonably be expected to result in a Material Adverse Effect. Seller has not received written notice of any violation, non-compliance or enforcement, investigation or remediation from any Governmental Authority pursuant to any Environmental Law that remains unresolved.

(d) To the Knowledge of Seller, there has been no Release of Hazardous Substances at, from, in or on (i) any property now or previously owned, operated or leased by Seller in connection with the Business, in a quantity or under conditions that would result in a Material Adverse Effect, or (ii) any third-party site to which Hazardous Substances generated by the Business or Seller were sent for treatment or disposal that, in either case, would result in a Material Adverse Effect.

(e) To the Knowledge of Seller, no portion of the properties now or previously owned, leased or operated by the Business or Seller, and no site that has received Hazardous Substances generated by the Business or Seller, is or has been listed on the National Priorities List or any similar state list.

(f) Seller has provided to Buyer all environmental assessments, studies, and reports relating to any other property now or previously owned, leased or operated by the Business or Seller that are in the possession of Seller, in each case whether prepared by Seller or its Affiliates or by another Person.

Section 4.20 Taxes.

(a) Seller has filed (taking into account any valid extensions) all Tax Returns with respect to the Business and Purchased Assets required to be filed by Seller. Such Tax Returns, were true, complete and correct in all material respects. No claim has been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller or the Purchased Assets may be subject to taxation in such jurisdiction. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been paid.

(c) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, or other Person, and complied with all information reporting and backup withholding provisions of applicable Laws. Seller has properly obtained and maintained any and all resale or other certificates, forms, or other documents required by Law with respect to any exemption from the withholding or remittance of any Taxes claimed by or with respect to Seller.

(d) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to the Knowledge of Seller, is any Governmental Authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets, other than Permitted Encumbrances.

(e) Seller is not currently a party to any pending examination, audit, Action, administrative or judicial proceeding relating to Taxes, nor, to the Knowledge of Seller, has any examination, audit, Action or proceeding been threatened by any Governmental Authority, and no claim for assessment or collection of Taxes which previously has been asserted relating in whole or in part to Seller that remains unpaid. No extension or waiver of the time to assess, reassess, or collect any Taxes against Seller, or with respect to the Purchased Assets, or with respect to which Seller may have any obligation, has been given, granted, agreed or requested that remains in effect.

Section 4.21 Customers and Suppliers.

(a) Section 4.21(a) of the Disclosure Schedules sets forth each customer that accounted for more than five percent (5%) of the consolidated gross revenues of the Business during each of Seller’s two most recently completed fiscal years and for the nine months ended September 30, 2021 (each, a “Material Customer”). Except as set forth in Section 4.21(a) of the Disclosure Schedules, no Material Customer has canceled or otherwise terminated, or materially reduced, or made any threat to cancel or otherwise terminate, or materially reduce, or notified Seller of its intent to cancel or otherwise terminate, or materially reduce, its relationship with Seller.

(b) Section 4.21(b) of the Disclosure Schedules sets forth each supplier that accounted for more than five percent (5%) of the cost of goods and services of the Business during each of Seller’s two most recently completed fiscal years and for the nine months ended September 30, 2021 (each, a “Material Supplier”). Except as set forth in Section 4.21(b) of the Disclosure Schedules no Material Supplier has canceled or otherwise terminated, or materially reduced, or made any threat to cancel or otherwise terminate, or materially reduce, or notified Seller of its intent to cancel or otherwise terminate, or materially reduce, its relationship with Seller.

Section 4.22 Absence of Certain Changes, Events and Conditions. Except as otherwise contemplated by this Agreement or as set forth in Section 4.22 of the Disclosure Schedules, since September 30, 2021, Seller has (i) conducted the Business in the ordinary course of business consistent with past practice in all material respects, (ii) maintained and preserved intact the current organization, operations and franchise of the Business, (iii) used commercially reasonable efforts to preserve the goodwill of the Business and maintain the existing relations of Seller with customers, suppliers, creditors, regulators and employees that, in each case, may be material, individually or in the aggregate, to the Business, (iv) not suffered any event, condition, circumstance, development, change or occurrence that, individually or together with any other events, conditions, circumstances, developments, changes or occurrences, has had or could reasonably be expected to have a Material Adverse Effect, (v) not materially changed any method of accounting or accounting principle or practice for the Business, (vi) not materially changed any cash management practices or policies or practices and procedures with respect to collection of Accounts Receivable, (vii) not entered into any Contract that constitutes a Material Contract, (viii) not incurred, assumed or guaranteed any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice, (ix) not cancelled any debts or claims nor amended, terminated or waived any rights constituting Purchased Assets, (x) not transferred, assigned, sold or otherwise disposed of any of the Purchased Assets shown or reflected in the most recent Financial Statements, except for the sale of inventory in the ordinary course of business, (xi) not transferred or assigned, or granted any license under or with respect to, any Intellectual Property Assets other than non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice, (xii) not suffered any material damage, destruction or loss, or any material interruption in the use of any Purchased Assets, whether or not covered by insurance, (xiii) not incurred any material capital expenditures which would constitute an Assumed Liability, (xiv) not granted, allowed or suffered the imposition of any Encumbrance on any of the Purchased Assets, except for Permitted Encumbrances, (xv) not granted any bonuses, whether monetary or otherwise, nor increased any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as required by applicable Law, and (xvi) not declared or paid any dividends on or distributions in respect of any of Seller’s outstanding equity interests, nor redeemed, purchased, or acquired any equity interest of Seller.

Section 4.23 Investment Representations. As of the Effective Date, the Closing Date and the date on which the Stock is issued, Owners represent to Parent as follows:

(a) Owners have agreed to acquire and will acquire the Stock for their own respective accounts as principals, for investment purposes only, and not with a view to, or for, resale or distribution thereof, in whole or in part in a manner that would require registration under or violate the registration requirements of any state or federal securities Law. Owners do not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person or to anyone else the Stock, or any part thereof, and Owners do not have any plans to enter into any such contract, undertaking, agreement or arrangement.

(b) Each Owner hereunder is an “accredited investor” as that term is defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

(c) Owners have been given the opportunity to ask questions of, and receive answers from, Parent and its officers concerning matters pertaining to their investment in the Stock. Owners acknowledge that Owners have been furnished all information that Owners have requested to the extent that Owners consider necessary and advisable, and such information is sufficient upon which to base an investment decision.

(d) Owners understand that the Stock has not been registered under the Securities Act or qualified under the securities Laws of any state and cannot be sold, transferred or assigned unless so registered or qualified or an exemption from such registration or qualification is available. A legend will be placed on any certificates representing the Stock to that effect (and similar restrictions will be recorded in the transfer agent’s and registrar’s records for any shares issued in book-entry form), and Parent may prevent transfers that Parent reasonably believes do not comply with such requirements.

(e) Owners understand and are fully aware that no federal or state agency has made any finding or determination as to the fairness of an investment in, or made a recommendation or endorsement of, the Stock.

(f) Owners have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Stock and of protecting their respective interests.

(g) Owners understand that they must bear the economic risk of an investment in the Stock for an indefinite period of time. Owners do not require liquidity with respect to the Stock and are capable of bearing the economic risk of investment in the Stock indefinitely and the risk of any decrease in value of the Stock.

(h) Owners are not relying on any communication (written or oral) of Parent, Buyer or any of their Affiliates as investment or tax advice or as a recommendation to acquire the Stock, and any information and explanations related to the terms and conditions of the Stock provided by Parent, Buyer or any of their Affiliates shall not be considered investment or tax advice or a recommendation to acquire the Stock. Neither Parent, Buyer nor any of their Affiliates is acting or has acted as an advisor to Owners in deciding to invest in the Stock. Each of the Owners acknowledges that neither Parent, Buyer nor any of their Affiliates is making or has made any representation regarding the proper characterization of the Stock for purposes of determining such Owner’s authority to invest in the Stock.

(i) Each of the Owners confirms that neither Parent, Buyer nor any of their Affiliates have (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Stock or (B) made any representation to such Owner regarding the legality of an investment in the Stock under applicable legal investment or similar laws or regulations. In deciding to acquire the Stock, no Owner is relying on the advice or recommendations of Parent, Buyer or any of their Affiliates and each such Owner has made its own independent decision that the investment in the Stock is suitable and appropriate for such Owner.

Section 4.24 Brokers. No broker, finder, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.25 Disclosure. No representation or warranty made by Seller or an Owner contained in this Agreement, and no statement contained in the Disclosure Schedules or in any certificate furnished to Buyer pursuant to any provision of this Agreement, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect. Seller and Owners acknowledge and agree that, in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, Buyer has relied on the representations and warranties set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules), and the accuracy and completeness of the representations and warranties in Article IV of this Agreement (including related portions of the Disclosure Schedules) are a major inducement to Buyer’s decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.

Section 4.26 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller, nor Owners, nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or Owners.

Article V
REPRESENTATIONS OF BUYER AND THE PARENT

Buyer and the Parent jointly and severally represent and warrant to Seller and the Owners that the statements contained in this Article V are true and correct as of the Effective Date and as of the Closing Date.

Section 5.01 Organization and Qualification. Each of Parent and Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary powers and authority to own, operate or lease the properties and assets now owned, operated or leased by it. Each of Parent and Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the nature of its operations makes such licensing or qualification necessary.

Section 5.02 Authority. Each of Parent and Buyer has all necessary powers and authority to enter into this Agreement and the other Transaction Documents to which they are a party, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Buyer of this Agreement and any other Transaction Document to which they are a party, the performance by Parent and Buyer of their respective obligations hereunder and thereunder, and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by Parent and Buyer, and (assuming due authorization, execution and delivery by Seller and Owners) constitutes a legal, valid and binding obligation of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Parent or Buyer is or will be a party has been duly executed and delivered by Parent or Buyer (assuming due authorization, execution and delivery by Seller and Owners and each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent or Buyer enforceable against Parent or Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Parent or Buyer of this Agreement and the other Transaction Documents to which Parent or Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of any provision of the certificate or articles of incorporation or formation, by-laws, company or operating agreement, or other organizational documents of Buyer; (ii) result in a violation or breach of any provision of any Law or License applicable to Buyer; or (iii) require the consent, notice, vote, approval or other action by the stockholders of Buyer. Except as set forth in Section 6.01, no consent, approval, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04 Brokers. No broker, finder, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings.

(a) There are no Actions or other legal proceedings pending or, to the knowledge of Buyer, threatened against or by Buyer relating to or affecting, or that would affect, the legality, validity or enforceability of this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action or other legal proceeding.

(b) There are no outstanding Orders or inquiries pending before a Governmental Authority or, to the actual knowledge of Buyer, threatened against Buyer and no unsatisfied judgments, penalties or awards affecting, or that would affect the legality, validity or enforceability of this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

Section 5.06 Independent Investigation. Buyer acknowledges and agrees that: (i) it has not relied, is not relying, and disclaims reliance on any express or implied representations or warranties, whether written or oral, made by Seller, Owners, or any of their respective Representatives, other than the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules) and (ii) neither Seller, Owners, nor any other Person has made any representation or warranty as to Seller, Owners, the Business, or the Purchased Assets except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

Section 5.07 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V neither Buyer, nor Parent, nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, relating to Buyer or Parent or as to the future revenue, profitability or success of the Business or the value of the Stock.

Article VI
COVENANTS

Section 6.01 Regulatory Approval. Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws or Licenses to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including the preparation and filing as promptly as practicable of all necessary applications, notices, petitions, registrations, filings, ruling requests, and other documents, and the taking of all steps as may be necessary, to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement. Without limiting the foregoing:

(a) If not already filed, the parties shall prepare and file with the FCC a joint Application for Consent to the Transfer of Control of Assets relating to the Purchased Assets (the “Application”) within five Business Days after the execution of this Agreement;

(b) the parties shall, to the extent legally permissible, promptly notify each other of any communication concerning this Agreement and the transactions contemplated by this Agreement to or from any Governmental Authority and consult with and permit the other parties to review in advance any proposed communication concerning this Agreement and the transactions contemplated by this Agreement to any Governmental Authority;

(c) the parties shall not, to the extent legally permissible, agree to participate in any meeting or substantive discussion with any Governmental Authority relating to any filings or investigation concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other parties in advance;

(d) the parties shall, to the extent legally permissible, promptly furnish each other party with draft copies prior to submission to a Governmental Authority, with reasonable time and opportunity to comment, of all correspondence, filings and communications that they intend to submit to any Governmental Authority, it being understood that correspondence, filings and communications received from any Governmental Authority shall be immediately provided to each other party upon receipt; and

(e) promptly furnish each other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority, including any filings necessary or appropriate under the provisions of the FCA.

For purposes of this Agreement, the terms “No Opposition”, “Consent” or “Grant” by the FCC may be used interchangeably and means that there would be no substantive violation of the Communications Act of 1934 in authorizing the Assignment Application to Buyer, or an action by the FCC authorizing the Assignment Application to Buyer which has not at the time of Closing been denied, reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which action no timely request for stay, petition for rehearing, petition for reconsideration, application for review, or notice of appeal is pending by Buyer.

Section 6.02 Financial Reporting. Seller acknowledges that Parent will prepare and file with the Securities and Exchange Commission a current report on Form 8-K relating to the transactions contemplated by this Agreement (the “Current Report”) and that the Current Report must include audited financial statements of Seller for the last completed fiscal year, the cost of which shall be paid by Parent. Seller and Owners agree to provide Parent and its accountants with access to such books, records, personnel, accountants, offices and other facilities and properties of Seller or Owners as Parent may reasonably request, at such times as Parent shall require to comply with all filing deadlines for the Current Report. Seller and Owners each further agree to furnish Parent with such financial and operating data relating to the Business from time to time at the reasonable request of Parent in a reasonable period of time after receiving such request. All such financial information will comply with Section 4.04, mutatis mutandis to account for different periods and dates covered by such supplemental financial statements. Seller and Owners acknowledge that any unreasonable delay in providing such access to Parent or its accountants, or any failure to provide complete and accurate information within a reasonable period, may cause Parent to incur substantial additional costs, which are difficult or impossible to quantify. Seller and Owners agree, therefore, to pay to Parent any additional out-of-pocket expenses incurred by Parent as a result of any commercially unreasonable delay of Seller or Owners in providing such financial information or as a result of any inaccurate or incomplete information provided by Seller or Owners.

Section 6.03 Access to Information. From the Effective Date until the Closing or the termination of this Agreement, Seller and Owners shall, with reasonable prior notice, during standard business hours on a Business Day in San Antonio, Texas, (i) afford Buyer and its representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, Assigned Contracts and other documents and data related to the Business in Seller’s possession or control; (ii) furnish Buyer and its representatives with such financial, operating and other data and information related to the Business as Buyer or any of its representatives may reasonably request; and instruct its representatives to cooperate with Buyer with respect to the foregoing; and (iii) permit Buyer to make such copies of and extracts from any such information; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 6.03 shall be submitted or directed exclusively to Jerry Ou or such other individuals as Seller may designate in writing from time to time.

Section 6.04 Notice of Changes. Seller and Owners shall promptly give Buyer written notice of (i) any communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (unless specifically prohibited by competent authorities), (iii) any Actions commenced, or threatened in writing, against Seller that are related to the transactions contemplated by this Agreement, (iv) any breach, inaccuracy or misrepresentation of a representation or warranty of Seller set forth in this Agreement or any breach or non-performance of a covenant or obligation of Seller set forth in this Agreement (A) that has had or would reasonably be expected to have, either individually or in the aggregate with all other such matters, a Material Adverse Effect, or (B) which Seller believes would or would be reasonably expected to cause a condition to Closing set forth in Article VII to not be satisfied. Except as set forth in Section 6.17, the delivery of any notice by Seller pursuant to this Section 6.04 shall not limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of Seller or the conditions to the obligations of Seller under this Agreement or be deemed to amend or supplement the Disclosure Schedules or constitute an exception to any representation or warranty.

Section 6.05 Operation of Business. Except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (i) conduct the Business in the ordinary course of business and (ii) use commercially reasonable efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Seller shall not take any action that would cause any of the changes, events or conditions described in Section 6.04 to occur without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.06 Third Party Consents. The parties shall use commercially reasonable efforts to give all notices, obtain all consents and to and make all filings with all other Persons that are required in connection with the transfer of the Purchased Assets in accordance with this Agreement.

Section 6.07 Closing Conditions. Each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.08 Public Announcement. Prior to the Closing, except as otherwise agreed by Buyer, neither Seller nor any Owner nor any Affiliate of Seller or any Owner shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement. From and after the Closing, neither Seller, nor any Owner, nor any Affiliate of Seller or any Owner shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Buyer. The foregoing notwithstanding, nothing contained in this Agreement shall prevent any party, after notification to the other parties to the extent legally permissible, from making any announcement or publication required by applicable Law or stock exchange requirements, or from making any filing with any Governmental Authority that, based upon advice of legal counsel, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. For the avoidance of doubt, nothing in this Section 6.08 shall affect Parent’s authority to file the Current Report, together with any supplements or amendments thereto.

Section 6.09 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Seller shall instruct all account debtors with respect to Accounts Receivable to pay such amounts to Buyer and, if Seller or Owners or their respective Affiliates, as applicable, receive payment of any such Accounts Receivable, they shall hold the same in trust for Buyer and remit the same to Buyer in the form received (with any necessary endorsement).

Section 6.10 Restrictive Covenants.

(a) For a period of three years commencing on the Closing Date (the “Restricted Period”), Seller and the Owners shall not, and Seller and the Owners shall not permit any of their respective Affiliate Entities (including through the provision of management, advisory, or technical services or through a joint venture or partnership) to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the continental United States (the “Seller Restricted Business”), or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant.

(b) The foregoing notwithstanding, Seller or any Owner may own, directly or indirectly, solely as a passive investment, securities of any Person, whether or not traded on any national securities exchange, if Seller or such Owner owns less than 5% of, and is not a member of a group which controls, such Person and does not, directly or indirectly, own more than a minority interest of any class of securities of such Person.

(c) During the Restricted Period, Seller and the Owners shall not, and Seller and the Owners shall not permit any of their respective Affiliate Entities to, directly or indirectly, hire or solicit any employee of Buyer or encourage any such employee to leave such employment or hire any such employee who has left such employment within 12 months after leaving such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(d) During the Restricted Period, Seller and the Owners shall not, and Seller and the Owners shall not permit any of their respective Affiliate Entities to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any suppliers, clients or customers of Buyer or any other Person with a business relationship with Buyer within 12 months prior to such solicitation to divert their business or services from Buyer to a Seller Restricted Business or otherwise adversely modify their business relationship with Buyer.

(e) Each of Seller and Owners agrees that, from and after the Closing Date, neither Seller nor any Owner shall (and Seller and Owners shall cause their respective Affiliates not to), directly or indirectly, make (or cause to be made) any written or verbal statements to any Person (including, without limitation, any public internet or social media postings) regarding Parent, Buyer or the Business that is intended to be disparaging, defamatory or detrimental to Parent, Buyer or the Business.

(f) Seller and Owners acknowledge that a breach or threatened breach of this Section 6.10 would give rise to irreparable harm to Buyer, for which monetary damages, while available, would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Seller or any Owner of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any need to prove inadequacy of money damages).

(g) Seller and Owners acknowledge that the restrictions in this Section 6.10 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions described in this Agreement. In the event that any covenant in this Section 6.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by Law. The covenants in this Section 6.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.11 Taxes.

(a) All Transfer Taxes incurred in connection with this Agreement and the other Transaction Documents, and the transactions described herein or therein shall be borne and paid by Seller when due. Seller shall prepare, or cause to be prepared, any Tax Return or other document with respect to such Transfer Taxes.

(b) All Property Taxes on any taxable real or personal property (“Property Taxes”) payable with respect to any period in which the Closing occurs shall be apportioned between Buyer and Seller based upon the number of days in such tax period prior to and including the Closing Date and the number of days in such tax period after the Closing Date. Seller shall pay (or reimburse Buyer for) all Property Taxes for the portion of any tax period in which the Closing occurs based upon the number of days in such tax period prior to and including the Closing Date and Buyer shall pay (or reimburse Seller for) all Property Taxes for the portion any tax period after the Closing Date.

Section 6.12 Confidentiality. Each party acknowledges and agrees that the information provided pursuant to this Agreement and the transactions contemplated hereby shall be treated as confidential; provided, however, that anything in this Agreement to the contrary notwithstanding, Buyer may make any disclosure to the extent provided in Section 6.08. Seller and Owners shall hold in confidence, and shall cause their respective Affiliates and each of their respective agents, representatives and employees to hold in confidence, any and all information, whether written or oral, concerning the Business, except to the extent that such information (i) is generally available to and known by the public through no fault of Seller, the Owners, their respective Affiliates or any of their respective agents, representatives or employees or (ii) is lawfully acquired by such Person after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any party, its Affiliates, or their respective agents, representatives or employees are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall, to the extent legally permissible, promptly notify the other parties in writing and shall disclose only that portion of such information which such party is advised by its counsel in writing is legally required to be disclosed; provided, however, that such party shall provide reasonable assistance at the other parties’ request to attempt to obtain an appropriate protective order or other assurance that confidential treatment will be accorded such information. If this Agreement is, for any reason, terminated prior to the Closing, the provisions of this Section 6.12 shall nonetheless continue in full force and effect.

Section 6.13 Exclusivity. From and after the Effective Date (unless this Agreement is terminated pursuant to Article VIII), neither Seller nor Owners shall, and shall not authorize any of their respective Affiliates, agents, representatives or employees to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding any inquiry, proposal or offer from any Person (other than Buyer, Parent or any of their Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets (each, an “Acquisition Proposal”), (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller and Owners shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their respective agents, representatives and employees to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller, Owners or their respective Affiliates, agents, representatives or employees) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. Seller and each Owner agree that the rights and remedies for noncompliance with this Section 6.13 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and Parent and that money damages would not provide an adequate remedy to Buyer or Parent.

Section 6.14 Continued Existence; Name Change.

(a) Seller and Owners shall take all actions necessary to maintain the existence of Seller and maintain the Seller FCC Permit in full force and effect for a period of 18 months after the Closing. Seller shall, and Owners shall take all action necessary to cause Seller to, deactivate or otherwise cancel the Seller FCC Permit on the date that is 18 months after the Closing or such earlier date as Buyer shall reasonably request.

(b) Seller shall, and Owners shall take all action necessary to cause Seller to, change its name and all fictitious or assumed names to a name that does not include “SkyNet” or “Telecom” (or any variations thereof) within ten Business Days after the Closing Date and thereafter neither Seller nor any Owner shall use any name, trade name, trademark, service mark, domain name or titles including or confusingly similar to “SkyNet Telecom” or any derivative thereof.

(c) Seller shall not, and Owners shall not authorize or approve or take any action authorizing or approving Seller to, distribute any assets or properties of Seller to any Person, whether in liquidation or otherwise, prior to the expiration of 18 months after the Closing; provided, however, that Seller may distribute all or any portion of the Purchase Price to Owners subject to an obligation of Owners to recontribute such distribution to Seller as necessary for Seller to fully perform its obligations under this Agreement. Buyer and PR shall be third party beneficiaries of, and be entitled to specifically enforce, such obligation of the Owners to recontribute their proportionate shares of any part of the Purchase Price distributed by Seller to the Owners.

Section 6.15 Employment Matters.

(a) Seller shall terminate all employees of the Business who are actively at work on the Closing Date (and terminate any co-employment arrangement of such employees with a professional employer organization), and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees on terms and conditions as determined by Buyer in its sole discretion. The employees of the Business who accept employment with Buyer are referred to as “Hired Employees”. Seller will use all commercially reasonable efforts to assist Buyer with the transition of all Hired Employees to Buyer. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.15(a).

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued but unused vacation or paid time off, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled Persons on or prior to the Closing Date and all such amounts shall be Retained Liabilities for purposes of this Agreement.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident, disability or other welfare benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of Seller or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date, whether such claims are reported before or after such date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of Seller which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due, and all such amounts shall be Retained Liabilities for purposes of this Agreement. Seller shall be solely responsible, and Buyer shall have no obligations whatsoever, for providing, or causing the professional employer organization engaged by Seller prior to Closing to provide, continuation of coverage under an Employee Benefit Plan pursuant to COBRA or similar state Law to any employees or other service providers who do not become Hired Employees, including any obligation to provide notices thereunder.

(d) Notwithstanding anything to the contrary herein, nothing contained in this Section 6.15 shall (i) confer upon any Person any rights, remedies or claims, including third party beneficiary rights or rights to employment with Buyer or Seller or an Affiliate thereof, or (ii) obligate Buyer or any of its Affiliates to adopt or maintain any particular compensation or benefit plan, policy, Contract, program or arrangement.

Section 6.16 Compliance with Securities Laws. Each of the Owners agrees: (i) that such Owner will not sell, assign, pledge, give, transfer, or otherwise dispose of the Stock or any interest therein, or make any offer or attempt to do any of the foregoing, unless the transaction is registered under the Securities Act and complies with the requirements of all applicable state securities Laws, or the transaction is exempt from the registration provisions of the Securities Act and all applicable requirements of applicable state securities Laws; (ii) that the certificates representing the Stock will bear a legend making reference to the foregoing restrictions; and (iii) Parent and its Affiliates shall not be required to give effect to any purported transfer of such Stock, except upon compliance with the foregoing restrictions.

Section 6.17 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising after the Effective Date or of which Seller first becomes aware after the Effective Date (each a “Schedule Supplement”). Anything disclosed in a Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(b) have been satisfied; provided, however, that if Buyer does not terminate this Agreement and nevertheless closes the transactions contemplated by this Agreement in accordance with Section 9.01 after receipt of a Schedule Supplement, the Disclosure Schedules shall be deemed to have been amended as set forth in such Schedule Supplement and Buyer shall be deemed to have irrevocably waived any right to indemnification under Section 10.02 based upon any breach or inaccuracy in a representation or warranty that is cured by such Schedule Supplement.

Article VII
CLOSING CONDITIONS

Section 7.01 Conditions to Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing Date of the following conditions:

(a) Regulatory Approvals. The parties shall have received (i) notice from the FCC of No Opposition to the Application, in form and substance deemed satisfactory to Buyer, in Buyer’s reasonable discretion, and (ii) all other consents, authorizations and approvals of other Governmental Authorities for the consummation of the transactions contemplated by this Agreement, and such notice from the FCC of No Opposition and the consents and approvals of other Governmental Authorities shall be in full force and effect;

(b) No Injunctions. There shall not be in effect any final non-appealable order by a Governmental Authority purporting to restrain, enjoin, have the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibit the consummation of such transactions; and

(c) No Illegality. No Law shall have been enacted, entered, promulgated, issued, adopted, decreed or otherwise implemented and remain in effect that prohibits or makes illegal consummation of the transactions contemplated by this Agreement.

Section 7.02 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

(a) Buyer is satisfied, in its sole discretion, with its due diligence review of the Business, the Purchased Assets and the Assumed Liabilities.

(b) Each of the representations and warranties of Seller and Owners in Article IV that is qualified by “materiality”, “material” or similar qualification shall be true and correct in all respects, and each of the representations and warranties of Seller and Owners in Article IV that is not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period).

(c) Seller and Owners shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller or such Owners at or prior to Closing.

(d) Since the Effective Date no event has occurred that has had, or is reasonably likely to have, a Material Adverse Effect.

(e) Seller shall have delivered at or prior to the Closing, all of the items listed in Section 9.02(b) required to be delivered by Seller.

(f) Buyer shall be satisfied with the progress of the audit required by Section 6.02;

(g) Buyer shall have received sufficient financing on terms satisfactory to Buyer to enable Buyer to consummate the transactions contemplated by this Agreement.

(h) Buyer shall have received the consent of PR (as defined in Section 11.06), including the execution and delivery of any certificates, documents or agreements required by PR in connection therewith.

Section 7.03 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

(a) Each of the representations and warranties of Parent or Buyer in Article V that is qualified by “materiality”, “material” or similar qualification shall be true and correct in all respects, and each of the representations and warranties of Parent or Buyer in Article V that is not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period).

(b) Buyer shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Buyer at or prior to Closing.

(c) Buyer shall have delivered at or prior to the Closing, all of the items listed in Section 9.02(a) required to be delivered by Buyer.

Section 7.04 Frustration of Conditions. Neither Buyer nor Seller may rely on the failure of any conditions to be satisfied if such failure was caused by such party’s failure to perform any covenant or obligation required by this Agreement to be performed or complied with by such party at or prior to Closing.

Article VIII
TERMINATION

Section 8.01 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing only:

(a) by mutual written consent of Seller and Buyer;

(b) by Seller or Buyer, if:

(i) the Closing shall not have occurred on or before the date that is 90 days after the Effective Date (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to a party if the failure of such party to perform any of its obligations under this Agreement has caused, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before such date; or

(ii) any order issued, or Law enacted, entered or promulgated, by a Governmental Authority permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement in a manner that would give rise to the failure of a condition set forth in Section 7.01, and such order becomes effective, final and non-appealable;

(c) by Seller, if Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 if continuing on the Closing Date and (ii) has not been cured within 30 days after notice thereof by Seller or cannot reasonably be cured prior to the Outside Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Seller or any Owner is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(d) by Buyer upon the receipt of a Schedule Supplement, other than a Schedule Supplement containing updates to the Disclosure Schedules required under this Agreement to be made as of the Closing Date; or

(e) by Buyer, if Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 if continuing on the Closing Date and (ii) has not been cured within 30 days of notice thereof by Buyer or cannot reasonably be cured prior to the Outside Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Buyer is then in breach of any representation, warranty, covenant or agreement contained in this Agreement.

Section 8.02 Procedure for Termination. In the event of termination of this Agreement pursuant to Section 8.01, written notice thereof shall immediately be given by Seller or Buyer to the other parties, as applicable, and, except as provided in this Section 8.02, this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated by this Agreement shall be abandoned without further action by Seller or Buyer. If this Agreement is terminated under Section 8.01:

(a) each party shall treat all documents, work papers and other materials of the other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, in accordance with the obligations set forth in the Confidentiality Agreement;

(b) all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other Person to which they were made; and

(c) there shall be no liability or obligation under this Agreement on the part of Seller or Buyer except (i) that nothing in this Section 8.02 shall relieve any party from liability for Fraud, a willful breach hereof or willful failure to perform its obligations hereunder and (ii) the provisions of Section 6.02, Section 6.08, Section 6.12, and this Section 8.02 shall survive any such termination. For the avoidance of doubt, and without limiting the foregoing, any failure of Buyer or Seller to close the transactions contemplated by this Agreement following the satisfaction or waiver of such party’s conditions to closing set forth in Article VII shall be considered a willful breach by the applicable party of such party’s covenants hereunder.

Article IX
CLOSING

Section 9.01 Time and Place of Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place electronically by the exchange of electronic copies of signed documents and the wire transfer of funds no later than the next Business Day after the date on which the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the fulfillment or waiver of those conditions) shall occur, or at such other time or on such other date as the parties agree in writing.

Section 9.02 Closing Deliverables.

(a) At the Closing, Buyer and Parent, as applicable, will make the payments specified in Section 3.01 (subject to applicable adjustments and holdbacks) and will deliver, or cause to be delivered:

(i) an Assignment and Assumption Agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”), duly executed by Buyer;

(ii) Employment Agreements in the form of Exhibit C hereto (the “Employment Agreements”) with each of Paul Golibart and Jerry Ou (the “Designated Employees”), each duly executed by Buyer;

(iii) a Lockup Agreement in the form of Exhibit D hereto (the “Lockup Agreement”), duly executed by Parent;

(iv) a Registration Rights Agreement in the form of Exhibit E hereto (the “Registration Rights Agreement”), duly executed by Parent;

(v) a Subordination Agreement in the form of Exhibit F hereto (the “Subordination Agreement”), duly executed by Buyer and PR;

(vi) a certificate duly executed by an officer of Buyer, dated as of the Closing Date, attaching and certifying on behalf of Buyer (A) the certificate or articles of incorporation or formation, bylaws, company agreement, partnership agreement or other organizational documents of Buyer, and (B) the resolutions of the board of directors (or other appropriate governing body) of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents executed by Buyer in connection with the transaction contemplated by this Agreement; (C) that the resolutions set forth in clause (B) are in full force and effect as of the Closing Date and are the only resolutions adopted by the governing body of Buyer relating to the transactions contemplated by this Agreement; and (D) the names and signatures of the officers of Buyer and Parent who are authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder or in connection with the transactions contemplated by this Agreement;

(vii) a certificate duly executed by an officer of Buyer, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.03(a) and Section 7.03(a) have been satisfied; and

(viii) such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.

(b) At the Closing, Seller will deliver, or cause to be delivered, to Buyer:

(i) Third party consents required for the assignment of all Material Contracts or otherwise required in connection with the execution, delivery and performance by Seller and Owners of this Agreement and the other Transaction Documents;

(ii) Lien waivers and consents of assignments of the Leases, if necessary, from the respective landlords of the Leases;

(iii) payoff letters with respect to any creditors of Seller containing the amount owed by Seller to each and the wire transfer or other payment information relating to such obligations, and any authorizations as may be necessary for Buyer to remit any such amounts on behalf of Seller and release any Encumbrance securing such obligations (the “Payoff Letters”);

(iv) written evidence of the release of all Encumbrances affecting the Purchased Assets in form and substance satisfactory to Buyer in its sole discretion;

(v) a properly completed certificate for Seller in form and substance required by Treasury Regulations Section 1.1445-2(b) dated as of the Closing Date stating that Seller and each Owner is not a foreign person;

(vi) a Bill of Sale in the form of Exhibit G hereto (“Bill of Sale”), duly executed by Seller;

(vii) documents of transfer for any of the Purchased Assets that are subject to specific transfer requirements under applicable Law, duly executed by Seller;

(viii) the Assignment and Assumption Agreement, affecting the assignment to Buyer of the Assigned Contracts, duly executed by Seller;

(ix) the Employment Agreements, duly executed by the Designated Employees;

(x) the Lockup Agreement, duly executed by each Owner;

(xi) the Registration Rights Agreement, duly executed by each Owner;

(xii) the Subordination Agreement, duly executed by Seller and each Owner;

(xiii) a certificate duly executed by an officer of Seller, dated as of the Closing Date, attaching and certifying on behalf of such Seller (A) the certificate or articles of incorporation or formation, bylaws, company agreement, partnership agreement or other organizational documents of Seller, (B) the resolutions of the board of directors (or other appropriate governing body) of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents executed by Seller in connection with the transaction contemplated by this Agreement; (C) the resolutions of the members of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents executed by Seller in connection with the transaction contemplated by this Agreement; (D) that the resolutions set forth in clause (B) and clause (C) are in full force and effect as of the Closing Date and are the only resolutions adopted by the governing body and owners of Seller relating to the transactions contemplated by this Agreement; and (E) the names and signatures of the officers of Seller who are authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder or in connection with the transactions contemplated by this Agreement;

(xiv) a certificate duly executed by an officer of Seller, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.02(b), Section 7.02(c), and Section 7.02(d) have been satisfied; and

(xv) such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.

Section 9.03 Withholding. Buyer is entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding of Taxes or other amounts required under the Code or other applicable Law. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 9.04 Regulatory Filings. Immediately following the Closing (and in any event within one Business Day), Seller shall file, or caused to be filed, with the FCC a Notice of Consummation evidencing the completed transfer of the Purchased Assets.

Article X
INDEMNIFICATION AND LIMITATIONS

Section 10.01 Survival. The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date (the “Expiration Date”). The Expiration Date shall not apply to (i) claims based upon a breach of a Seller Fundamental Representation or (ii) claims involving Fraud or willful misconduct on the part of Seller or the Owners, all of which shall survive the Closing indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. The foregoing notwithstanding, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the Expiration Date shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. It is the express intent of the parties that if the applicable survival period is shorter than the statute of limitations that would otherwise have been applicable to such item, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.

Section 10.02 Materiality Qualifiers. For purposes of determining whether a representation or warranty has been breached and computation of Damages under this Article X, all “materiality”, “material”, “Material Adverse Effect” and similar qualifications contained in such representation or warranty shall be disregarded.

Section 10.03 Indemnification By Seller and Owners. Subject to the other terms and conditions of this Article X, Seller and Owners shall indemnify Buyer, its Affiliates, and their respective agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any breach of a representation or warranty made by Seller or the Owners in this Agreement;

(b) any breach or nonfulfillment of a covenant or agreement made by Seller or Owners in this Agreement;

(c) any Retained Liability;

(d) Seller’s operation of the Business and ownership of the Purchased Assets on or prior to the Closing Date, except for the Assumed Liabilities;

(e) any Taxes relating to the operation of the Business prior to the Closing Date and any Transfer Taxes resulting from the transactions contemplated by this Agreement; or

(f) any fine, penalty, cost or expense relating to the maintenance of the Seller FCC Permit for 18 months following the Closing any failure of Seller to collect, report or remit any taxes, fees, surcharges, regulatory contributions or other amounts required to be collected, reported or remitted by Seller under the FCA or the regulations or published policies of the FCC.

Section 10.04 Indemnification By Buyer and Parent. Subject to the other terms and conditions of this Article X, Buyer and Parent shall indemnify Seller, its Affiliates, and their respective agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and shall hold Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any breach of a representation or warranty made by Buyer or Parent in this Agreement or any Transaction Document;

(b) any breach or nonfulfillment of a covenant or agreement made by Buyer or Parent in this Agreement or a Transaction Document; or

(c) any Assumed Liability.

Section 10.05 Limitations. The indemnification provided for in Section 10.03 shall be subject to the following limitations:

(a) The aggregate amount of Losses for which Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 10.03(a) shall not exceed $250,000.00, other than with respect (i) claims based on breaches in, or inaccuracies of, Seller Fundamental Representations, and (ii) claims based on Fraud, intentional non-disclosure, intentional misrepresentation, or willful misconduct of Seller or Owners (the claims set forth in this clause (ii) are referred to herein as the “Excluded Claims”). Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller and Owners be required to make payments on account of claims for indemnification under this Agreement (including from the Holdback Amount) exceeding, in aggregate, the Purchase Price.

(b) Seller and Owners shall not be liable to Buyer Indemnified Parties for indemnification under Section 10.03(a) unless and until the aggregate amount of Losses for which indemnification under Section 10.03(a) is provided exceeds $10,000 (the “Deductible”), at which time Buyer Indemnified Parties shall be indemnified only for Losses in excess of the Deductible; provided, however, that the Deductible shall not be applicable with respect to, and each Buyer Indemnified Party shall be entitled to be indemnified for, all Losses arising out of or resulting from (i) claims based on breaches in, or inaccuracies of, Seller Fundamental Representations, and (ii) Excluded Claims.

(c) Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any material loss, including by pursuing insurance claims, and shall reasonably consult and cooperate with the Indemnifying Party with a view toward mitigating Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to Losses.

(d) Payments by an Indemnifying Party pursuant to Section 10.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple. The foregoing notwithstanding any incidental, consequential, special or indirect damages payable by an Indemnified Party in a Third-Party Claim shall be recoverable as a direct Loss of the Indemnified Party.

(f) Seller shall not be liable under this Article X for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 10.06 Indemnification Procedures. The party making a claim under this Article X is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party”.

(a) Third-Party Claims.

(i) If any Indemnified Party receives written notice of the assertion or commencement of any Action or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (a “Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations except to the extent that any rights or defenses are adversely affected. Such Claim Notice shall describe the Third-Party Claim in reasonable detail, shall include a copy of all papers served with respect to such Third-Party Claim and any other documents reasonably necessary (as reasonably determined by the Indemnified Party) and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice within 10 Business Days of receipt of a Third-Party Claim, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel; provided, that such notice contains confirmation that the Indemnifying Party has agreed to indemnify the Indemnified Party (subject to the limitation on indemnification set forth herein) for the Losses arising out of or resulting from the Third-Party Claim of which it is assuming the right to conduct and control the defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.06(a)(ii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim if: (A) such Third-Party Claim is part of an Action to which the Indemnifying Party is also a party and the Indemnified Party is advised by counsel that a conflict exists as a result of the Indemnifying Party’s control over such proceedings, (B) such Third-Party Claim seeks injunctive or other equitable relief against the Indemnified Party, (C) such Third-Party Claim relates to or arises in connection with any governmental proceeding, action, indictment, allegation or investigation in respect of the business of Buyer or its Affiliates, (D) the Indemnifying Party failed or is failing to reasonably prosecute or defend such Third-Party Claim, (E) such Third-Party Claim involves any customer, supplier, distributor or other material business relation of Buyer or its Affiliates, or (F) if Seller or any Owner is the Indemnifying Party and such Third-Party Claim involves liability in excess of Seller’s and Owners’ indemnification obligation under this Agreement. If the Indemnifying Party has validly made such election, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party. The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects to ensure the proper and adequate defense of any Third-Party Claim, including making available books and records and other information relating to such Third-Party Claim and furnishing employees and representatives as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(ii) Any other provision of this Agreement notwithstanding, if the Indemnifying Party assumes the defense of any Third-Party Claim pursuant to Section 10.06(a), (A) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim and (B) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall be given if the settlement by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, fully and finally releases the Indemnified Party completely in connection with such Third-Party Claim, and does not impose any obligation or restriction on such Indemnified Party or its Affiliates). If the Indemnifying Party does not assume the defense of such Third-Party Claims or fails to diligently prosecute or withdraws from the defense of a Third-Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party for any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Any other provision of this Agreement notwithstanding, whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, if the Indemnified Party admits any liability with respect to, or settles, compromises or discharges, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), then such admission, settlement or compromise will not be binding upon or constitute evidence against the Indemnifying Party for purposes of determining whether the Indemnified Party has incurred Losses that are indemnifiable pursuant to this Article X or the amount thereof.

(b) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from or involve a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by providing prompt written notice thereof to the Indemnifying Party after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim asserting or denying its responsibility with respect to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim.

Section 10.07 Buyer’s Right of Set-Off. Once a Loss by an Indemnified Party is agreed to or adjudicated to be payable by a final, non-appealable order by a court of competent jurisdiction (a “Final Determination”), the Indemnifying Party shall satisfy the amount of such Loss within 10 Business Days of such agreement or adjudication by wire transfer of immediately available funds. Subject to the foregoing and any other limitations contained in this Article X, Buyer shall have the right to set-off the amount of such Loss determined by a Final Determination against any part of the Purchase Price that has not been paid over to Seller (except for such amounts, if any, which Buyer was required to make prior to the date that Buyer provided Seller with written notice of such claim, which amounts for the avoidance of doubt shall be paid in full to Seller without set-off).

Section 10.08 Exclusive Remedies. Subject to Section 11.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (except for any Excluded Claims and as set forth in Section 3.02(e), Section 3.04, Section 6.10, and Section 11.13) shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X (other than any Excluded Claims and as set forth in Section 3.02(e), Section 3.04, Section 6.10, and Section 11.13). Nothing in this Section 10.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 6.10(f) and Section 11.13.

Section 10.09 Tax Treatment of Indemnification Payments. Any indemnification payments made hereunder shall be treated as an adjustment to the Purchase Price for all applicable Tax purposes except as otherwise required by Law.

Article XI
MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. The foregoing notwithstanding, Buyer shall be solely responsible for the fees and expenses of the accountants relating to the audited financial statements required in connection with the preparation and filing of the Current Report.

Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing (including e-mail transmission) and shall be deemed to have been given (i) if delivered by hand, when such delivery is made; (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) if delivered by e-mail or facsimile, when such e-mail or facsimile is transmitted to the number or e-mail address specified below; or (iv) on the day mailed, by certified or registered mail, return receipt requested, postage prepaid to the address specified below.

If to Seller or Owners:	Paul Golibart
2441 Nacogdoches Rd., Suite 631
San Antonio, Texas 78217

and

Jerry Ou
2633 Mckinney Ave., Suite 130-337
Dallas, Texas 75204

With a copy to:	Rosenthal Pauerstein Sandoloski Agather LLP
755 E. Mulberry Ave., Suite 200
San Antonio, Texas 78212
Attention: Micah F. McBride

If to Buyer or Parent:	Shift8 Networks, Inc.
825 W Bitters, Suite 104
San Antonio, Texas 78216
Attention: Art Smith

With a copy to:	BoyarMiller
2925 Richmond Ave., 14th Floor
Houston, Texas 77098
Attention: Lawrence E. Wilson

Any party may make changes to the address for notice by delivering a written notice to the other parties in accordance with this Section 11.02.

Section 11.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.10(g), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.05 Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedules) and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 11.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties. The foregoing notwithstanding, Seller agrees that Buyer shall be entitled to assign or collaterally assign all of its rights under this Agreement (including its indemnification rights), in whole or in part, without obtaining the consent or approval of any other party hereto to Post Road Special Opportunity Fund II LP (“PR”), or any Affiliates and agents of PR. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.07 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The foregoing notwithstanding, the parties agree that (i) in the event of a breach of this Agreement by Seller or Owners, Buyer, Parent and PR shall have the right to enforce Buyer’s rights under this Agreement, and (ii) Buyer Indemnitees and Seller Indemnitees are expressly intended to be beneficiaries of Article X.

Section 11.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Seller and Buyer.

Section 11.09 Waiver. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any such waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Texas and, to the extent applicable and superseding state law, the federal laws of the United States of America, including the Electronic Signatures in Global and National Commerce Act (15 U.S.C. § 7001, et seq.), without giving effect to any choice or conflict of law provision, theory, principles or rule (whether of the State of Texas or any other jurisdiction).

(b) ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE STATE OR FEDERAL COURTS IN AND FOR BEXAR COUNTY, TEXAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’s ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION BROUGHT IN ANY SUCH COURT AND EACH PARTY WAIVES ALL DEFENSES OR OBJECTION TO VENUE OF THE FEDERAL OR STATE COURTS OF BEXAR COUNTY, TEXAS OF ANY ACTION IN SUCH COURTS AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.10(c).

Section 11.11 Attorneys’ Fees With Respect to Litigation. If Seller or the Owners, on the one hand, or Parent or Buyer on the other hand, initiates any Action involving this Agreement or any Transaction Document against the other, the prevailing party in such Action shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees, experts’ fees, and other costs and expenses incurred by the prevailing party in respect of that Action, including any and all appeals thereof, and such reimbursement shall be included in judgment or final order issued in such Action.

Section 11.12 Reliance. Each of the parties shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

Section 11.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to equitable relief, including an injunction or injunctions in connection with any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, including to enforce the obligations of each of Buyer and Seller to consummate the Closing. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the parties under this Agreement or the Law, including the right to seek damages from the breaching party for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or remedies available under applicable Law for any violation of any provision of this Agreement. The parties hereby expressly waive all requirements of posting a bond in any equitable relief sought, injunctive relief or otherwise.

Section 11.14 Disclosure Schedule. A disclosure made in any section of the Disclosure Schedules (or subparts thereof) that reasonably informs Buyer of information (i) shall constitute an exception to the representations and warranties Article IV to which it makes reference, and (ii) shall be deemed to be disclosed with respect to, and constitute an exception to, any non-referenced representation or warranty in this Agreement where it would be clear to a reasonable person that the disclosure contained in such item of disclosure would also qualify such non-referenced representation or warranty without the necessity of repetitive disclosure or cross-reference. Information reflected in the Disclosure Schedules is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information will not be deemed to constitute an acknowledgment that such information is required to be disclosed, and disclosure of such information will not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the Business, the Purchased Assets, or the Assumed Liabilities. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

Section 11.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or e-mail) in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.16 Counsel. SELLER AND OWNERS ACKNOWLEDGE THAT THEY ARE EXECUTING A LEGAL DOCUMENT THAT CONTAINS CERTAIN DUTIES, OBLIGATIONS AND RESTRICTIONS AS SPECIFIED HEREIN. SELLER AND OWNERS FURTHERMORE ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED OF THEIR RIGHT TO RETAIN LEGAL COUNSEL, AND THAT THEY HAVE EITHER BEEN REPRESENTED BY LEGAL COUNSEL PRIOR TO THEIR EXECUTION HEREOF OR HAVE KNOWINGLY ELECTED NOT TO BE SO REPRESENTED. SELLER AND OWNERS ACKNOWLEDGE AND AGREE THAT BOYARMILLER HAS REPRESENTED BUYER IN CONNECTION WITH THIS AGREEMENT. FROM TIME TO TIME, AND AT THE REQUEST OF BUYER OR PARENT OR THEIR RESPECTIVE AFFILIATES, BOYARMILLER MAY RENDER LEGAL ADVICE AND PROVIDE LEGAL SERVICES TO BUYER, PARENT, OR THEIR RESPECTIVE AFFILIATES AT FEES AND COSTS TO BE PAID BY BUYER, PARENT OR SUCH AFFILIATES. IN NO EVENT SHALL AN ATTORNEY/CLIENT RELATIONSHIP EXIST BETWEEN BOYARMILLER, ON THE ONE HAND, AND SELLER OR OWNERS, ON THE OTHER HAND, WITH RESPECT TO SELLER, OWNERS, THE BUSINESS OR RELATED MATTERS AS A RESULT OF ANY SUCH REPRESENTATION.

[Balance of Page Intentionally Blank. Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the Effective Date.

BUYER:

SHIFT8 NETWORKS, INC.,
a Texas corporation

By:
Printed Name:
Title:

PARENT:

DIGERATI TECHNOLOGIES, INC.,
a Nevada corporation

By:
Printed Name:
Title:

SELLER:

SKYNET TELECOM, LLC,
a Texas limited liability company

By:
Printed Name:
Title:

OWNERS:

PAUL GOLIBART

JERRY OU

Signature Page to Asset Purchase Agreement

APPENDIX
CERTAIN DEFINITIONS

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, grievance, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding, including proceedings by or before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise, and its and their respective stockholders, partners, directors, officers, members, and managers and employees, and with respect to a particular individual: (i) each other member of such individual’s family who resides with such individual, and (ii) any Person that is controlled by one or more members of such individual’s family. For the purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Entity” means an Affiliate that is not an individual.

“Arbitrator” means any mediator, arbitrator or other Person appointed or otherwise with authority to finally determine a dispute between the parties.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Antonio, Texas are authorized or required by Law to be closed for business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (P.L. 116-136), together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Cash and Cash Equivalents” means (i) bank accounts, securities, and cash on hand or held in demand deposit accounts for the benefit of Seller (excluding any cash that is restricted as to its use by Seller and so reflected on Seller’s balance sheet included in the Financial Statements), (ii) investment accounts, cash and securities held in investment accounts with financial institutions for the benefit of Seller (net of any margin obligations or other obligations of Seller secured by such cash or securities), and (iii) cash equivalents of Seller, in each case minus all outstanding checks, drafts, ACH payments or other outstanding payments.

“Change of Control” means, with respect to any Person that is an entity, (i) the acquisition of such Person by an unrelated Person by means of any transaction or series of related transactions (including, without limitation, any merger, equity exchange, consolidation or other form of reorganization) in which outstanding equity interests of such Person are exchanged for securities or other consideration issued, or caused to be issued, by such unrelated Person, but excluding any transaction (A) effected primarily for the purpose of changing such Person’s state of formation, (B) effected primarily for the purpose of raising capital for such Person, or (C) in which the beneficial holders of such Person’s voting power immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions, directly or indirectly, hold at least a majority of the voting power of the surviving Person, or (ii) a sale of all or substantially all of the assets of the Person to an unrelated Person (determined on a consolidated basis with all of such Person’s direct and indirect Subsidiaries, if any).

Appendix

“Closing Date” means the date on which the Closing occurs.

“Closing Net Working Capital” means (i) the sum of Accounts Receivable and Inventory delivered to Buyer on the Closing Date, less (ii) the Accounts Payable assumed by Buyer on the Closing Date, each calculated in accordance GAAP. Schedule A hereto sets forth a representative Calculation of Closing Net Working Capital, for illustrative purposes only, as if the Closing Date were September 30, 2021.

“COBRA” means the group health plan continuation of coverage requirements of Title I, Part 6, of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding Laws of the United States.

“Contract” means any contract, agreement, subcontract, license, lease, note, indenture, commitment, memorandum of understanding, purchase order, sales order, or other legally binding obligation, whether written or oral, and each amendment, supplement, or modification, whether written or oral, in respect of any of the foregoing.

“Customer Base” means (i) all Persons with whom Seller has contracted to provide goods or services, licensed the use of software or provided goods, services or software provided by Seller in the Business within the three years prior to the Effective Date, (ii) all Persons with whom Seller or any Person acting on behalf of Seller has proposed the sale of goods or services or the license of software, solicited the purchase of goods or services or the license of software, or otherwise directly communicated an offer to sell or solicitation of an offer to purchase or contract for goods, services or software offered by Seller in the Business within the three years prior to the Effective Date; and (iii) any other Person identified as by Seller as a prospective or potential Buyer of goods or services or licensor of software provided by Seller in the Business as of the Closing Date.

“Customer Contract” means (i) any Assigned Contract between Seller and any member of the Customer Base, (ii) any Contract executed by Buyer with a member of the Customer Base after the Closing Date, and (iii) any Contract for the provision of goods or services relating to the Business executed by Buyer after the Closing Date primarily as a result of the efforts of a Designated Employee or any of the Hired Employees.

“Data Laws” means Laws, guidelines and rules in any jurisdiction (foreign, federal, state, provincial or local) applicable to data privacy, data security, personal information, identity theft protection or breach notification of all jurisdictions where data subjects reside, as well as industrial standards applicable to Seller.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means United States Dollars.

Appendix

“EID Loan” means EIDL Advance Reimbursement Loan #49898, from the EID Lender, as lender, to Seller, as borrower, under the U.S. Small Business Administration Economic Injury Disaster Note in the original principal amount of $10,000.

“EID Lender” means Texas Republic Bank, N.A.

“Employee Benefit Plan” means any employee benefit or compensation arrangement, plan, policy, practice, contract or program established, maintained, sponsored or participated in by Seller or any of its ERISA Affiliates, or to which Seller or any of its ERISA Affiliates contribute or are required to contribute, on behalf of or for the benefit of any current or former employees, officers, directors, retirees, independent contractors or consultants of Seller or any of its ERISA Affiliates (or any of their respective spouses or dependents), or to which Seller has or could reasonably be expected to have any liability, contingent or otherwise, including any liability with respect to an ERISA Affiliate, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA and whether or not tax-qualified, and any other pension, retirement, profit-sharing, bonus, incentive compensation, deferred compensation, employment agreement or contract, severance, vacation, sick pay or other paid time off, stock purchase, equity or phantom equity, severance, change in control pay or vesting, unemployment, hospitalization or other medical, dental, vision, welfare benefits, life insurance, long-term or short-term disability, change of control bonus or fringe benefit, in each case, whether written or unwritten, funded or unfunded. For the avoidance of doubt, the term “Employee Benefit Plan” includes any plan, program, policy, practice, contract or other arrangement described in the preceding sentence that the employees, officers, directors, retirees, independent contractors or consultants of Seller or any of its ERISA Affiliates (or any of their respective spouses or dependents) participate in pursuant to or in connection with an agreement between Seller and a professional employer organization.

“Encumbrance” means any claim, lien, pledge, option, right of first refusal, security interest, deed of trust, mortgage, or other encumbrance, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Environment” means (i) land, including surface land, sub-surface strata, seabed and riverbed under water (as defined in clause (ii)); (ii) water, including coastal and inland water, surface waters, and ground waters; and (iii) ambient air.

“Environmental Law” means any federal, state, local, foreign, and provincial Law pertaining to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health (to the extent relating to any exposure to any Hazardous Substance) or the Environment (including natural resources), or workplace health and safety, including any Law relating to the management, containment, manufacture, possession, presence, use, processing, generation, transportation, treatment, storage, disposal, Release, abatement, removal, remediation or handling of or exposure to any Hazardous Substances including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any regulation implementing any of the foregoing.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq., including all regulations promulgated thereunder (and all successors thereto).

“ERISA Affiliate” means any entity (whether or not incorporated) which is (or at any relevant time was) (i) a member of a “controlled group of corporations’ within the meaning of Section 414(b) of the Code, (ii) a member of a group of trades or businesses which are under “common control” within the meaning of Sections 414(c) or (o) of the Code, (iii) is otherwise required to be aggregated with Seller pursuant to the provisions contained in Section 414 of the Code, or (iv) an affiliated service group under Section 414(m) of the Code or Section 4001(b)(1) of ERISA.

“Fraud” means an intentional misrepresentation of a material existing fact made for the purpose of inducing another Person to take or refrain from taking any action, upon which such other Person justifiably relies in taking or refraining from taking an action, and as a result such other Person incurs actual damages.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any agency or instrumentality of such government or political subdivision, or any stock exchange or self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), any arbitrator, court or tribunal of competent jurisdiction, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Closing Net Working Capital” means ZERO and NO/100 Dollars ($0.00).

“Hazardous Substance” means any chemical, substance or material defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, pollutant, contaminant, or toxic substance under any Environmental Law, and any petroleum or petroleum products that have been Released into the Environment.

“Indebtedness” means, without duplication, (i) any liability (A) for borrowed money, (B) arising out of any extension of credit (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, in each case other than trade payables arising in the ordinary course of business that are included in Closing Net Working Capital, (C) evidenced by notes, bonds, debentures or similar instruments, (D) in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP requires to be classified and accounted for as capital leases or (E) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of interest rate risks either generally or under specific contingencies; (ii) any liability with respect to interest, late payment fees or penalties, prepayment premiums or penalties, service charges or other fees or amounts relating to the obligations described in clause (i); or (iii) any liability of the type described in the preceding clauses (i) or (ii) of another Person guarantied or secured by any asset or otherwise as to which any Liability exists.

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“Knowledge of Seller” or any other similar knowledge qualification, means the actual knowledge, after reasonable investigation, of Owners and that knowledge which such Persons would have acquired after using commercially reasonable and customary efforts to make a due inquiry into the underlying subject.

“Law” means any domestic or foreign statute, law, ordinance, regulation, rule, code, Order, injunction, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority and generally accepted industry standards.

“Liability” means any debt, obligation, or liability, including any interest, penalties, fees, costs and expenses, whether known or unknown, matured or unmatured, accrued or unaccrued, vested or unvested, asserted or unasserted, actual or contingent.

“Loss” or “Losses” means all losses, costs, interest, charges, obligations, liabilities, Actions, settlement payments, awards, judgments, fines, penalties, damages, assessments, deficiencies of whatever kind, or associated reasonable expenses, including reasonable attorneys’ fees and the cost of investigating and enforcing any right to indemnification hereunder.

“Material Adverse Effect” means any event, occurrence, fact, condition, change, circumstance, effect, development or state of facts that has had, or would reasonably be expected to have, a material adverse effect on (i) the business, prospects, results of operations, condition (financial or otherwise), assets or liabilities of the Business, taken as a whole, or (ii) the ability of Seller or Owners to perform their respective obligations under this Agreement or the Transaction Documents or consummate the transactions contemplated hereby or thereby; provided, however, that “Material Adverse Effect“ shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industry in which the Business operates; (C) acts of war, sabotage or terrorism, military actions or the escalation thereof, (D) any changes in applicable Laws or mandatory changes in accounting rules or principles, (E) any action required by this Agreement, (F) the announcement of this Agreement or the transactions contemplated hereby, (G) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or (H) pandemic recognized by a Governmental Authority; provided, however, that, such exclusions shall not apply to the extent that such event, occurrence, fact, condition or change disproportionately affects Seller with respect to the Business (taken as a whole) as compared to other businesses or participants in the industry in which the Business operates or the Purchased Assets.

“MRC” means the Monthly Reoccurring Charge under a Customer Contract, excluding charges for taxes, regulatory fees, additional set-up fees, equipment purchases or lease, and consulting fees.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Permitted Encumbrance” means: (i) any zoning, building codes, or other governmentally established restrictions or encumbrances, (ii) liens for current period Taxes which are not yet delinquent, the liability for which is apportioned pursuant to Section 6.11(b); (iii) inchoate liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s liens arising in the ordinary course of business but only to the extent such liens secure obligations that, as of the Closing, are not due and payable or in default; or (iv) minor defects or irregularities in title, easements, covenants, conditions, restrictions, and other similar matters of record affecting title to real property that do not or would not materially impair the use or occupancy of such real property in the operation of the Business as currently conducted thereon.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PPP Loan” means the U.S. Small Business Administration Loan, dated April 20, 2020, from the PPP Lender, as lender, to Seller, as borrower, under the U.S. Small Business Administration Paycheck Protection Program Note in the original principal amount of $151,250.

“PPP Lender” means Texas Republic Bank, N.A.

“Release” means any release, spill, emission, leakage, pumping, injection, deposit, disposal, discharge, placement, discarding, abandonment, emptying, migration, escape, dumping, dispersal or leaching into the Environment.

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Hazardous Substances in the Environment; (ii) prevent the Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the Environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release of Hazardous Substances.

“Seller Fundamental Representations” means the representations and warranties contained in Section 4.01 Organization and Qualification of Seller, Section 4.02 Authority of Seller, Section 4.03 No Conflicts; Consents, Section 4.07 Capitalization; Subsidiaries, Section 4.09 Title to Purchased Assets, Section 4.15(b) Licenses, Section 4.20 Taxes, and Section 4.23 Brokers.

“Subsidiary” means any company, corporation, or other entity of which Parent owns securities having a majority of the ordinary voting power in electing the board of directors or other governing authority, either directly or through one or more Subsidiaries. For the avoidance of doubt, Buyer is a Subsidiary of Parent.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including: (i) income, franchise, profits, margins, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, occupation, premium, registration and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; (iii) interest, penalties and additions to tax imposed with respect thereto; and (iv) any transfer liability in respect of any item described in clause (i), (ii), or (iii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law), or otherwise.

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“Tax Return” means any return, report or statement filed or required to be filed with a Governmental Authority with respect to any Taxes (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Transaction Documents” means this Agreement, the Closing Statement, the Assignment and Assumption Agreement, the Employment Agreements, the Lockup Agreements, the Registration Rights Agreements, the Subordination Agreement, the Payoff Letters, the Bill of Sale, and the other agreements, instruments and documents required to be delivered in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

“Transfer Taxes” means any sales, use, excise, transfer, vehicle transfer, recordation, stamp, conveyance, value added, or similar Taxes arising out of, in connection with, or attributable to the transactions contemplated by this Agreement or the Transaction Documents.

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